EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BETWEEN

SM ENERGY COMPANY
as Seller

and

VENADO EF LLC
as Buyer

DATED JANUARY 1, 2017

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS; INTERPRETATION    1
1.1    Definitions.    1
1.2    Interpretation.    1
ARTICLE II PURCHASE AND SALE OF INTERESTS    2
2.1    Purchase and Sale.    2
2.2    Purchase Price.    2
2.3    Deposit.    2
2.4    Adjustments to Purchase Price.    2
2.5    Allocated Value.    5
2.6    Settlement; Disputes.    5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SM ENERGY    7
3.1    Organization, Existence.    7
3.2    Authorization.    7
3.3    No Conflicts.    8
3.4    Consents and Approvals.    8
3.5    Bankruptcy.    9
3.6    Foreign Person.    9
3.7    The Interests.    9
3.8    Capital Structure of the Company    9
3.9    Subsidiaries; Assets.    10
3.10    Litigation.    10
3.11    Liabilities.    10
3.12    Material Contracts.    10
3.13    No Violation of Laws.    12
3.14    Royalties, Etc.    12
3.15    Imbalances.    12
3.16    Current Commitments.    12
3.17    Environmental.    13
3.18    Taxes.    13
3.19    Brokers’ Fees.    14
3.20    Advance Payments.    14
3.21    Partnerships.    14
3.22    Hedge Contracts    14
3.23    Insurance    14
3.24    Equipment and Personal Property    14
3.25    Wells; Plug and Abandon Notice    15
3.26    Permits    15
3.27    Payouts    15
3.28    Bonds    15
3.29    Preferential Purchase Rights    15

3.30    Availability of Properties.    15
3.31    Employees.    15
3.32    Employee Benefits.    16
3.33    Affiliate Transactions    16
3.34    Unlawful Payments    16
3.35    Contribution.    16
3.36    Springfield Financial Information.    17
3.37    Springfield System Ownership Interests.    17
3.38    No Other Representations or Warranties; Disclosed Materials.    17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    18
4.1    Organization; Existence.    18
4.2    Authorization.    18
4.3    No Conflicts.    18
4.4    Bankruptcy.    19
4.5    Litigation.    19
4.6    Financing.    19
4.7    Independent Evaluation.    19
4.8    Brokers’ Fees.    19
4.9    Accredited Investor.    19
ARTICLE V ACCESS / DISCLAIMERS    20
5.1    Access.    20
5.2    Confidentiality.    22
5.3    Disclaimers.    22
ARTICLE VI TITLE MATTERS; CASUALTIES    24
6.1    The Company’s Title.    24
6.2    Notice of Title Defects; Defect Adjustments.    24
6.3    Casualty or Condemnation Loss.    29
6.4    Preferential Rights and Consents to Assign.    30
ARTICLE VII ENVIRONMENTAL MATTERS    32
7.1    Environmental Defects.    32
7.2    NORM.    35
ARTICLE VIII CERTAIN AGREEMENTS    35
8.1    Conduct of Business.    35
8.2    Governmental Bonds.    39
8.3    HSR Act    39
8.4    Financial Statements and Cooperation    39
8.5    Names.    40
8.6    Hedging Matters    40
8.7    Financing Cooperation.    42
8.8    Equity Commitment    43
ARTICLE IX CONDITIONS TO CLOSING    43

9.1    Buyer’s Conditions to Closing.    43
9.2    SM Energy’s Conditions to Closing.    44
ARTICLE X TAX MATTERS    45
10.1    Tax Matters.    45
10.2    Transfer Taxes.    47
10.3    Tax Cooperation.    47
ARTICLE XI CLOSING    48
11.1    Date of Closing.    48
11.2    Place of Closing.    48
11.3    Closing Obligations.    48
11.4    Records.    49
ARTICLE XII ACQUISITION TERMINATION AND REMEDIES    49
12.1    Right of Termination.    49
12.2    Effect of Termination.    50
12.3    Return of Documentation and Confidentiality.    52
ARTICLE XIII COMPANY LIABILITY; SURVIVAL; INDEMNIFICATION    52
13.1    Company Liability.    52
13.2    Indemnities of SM Energy.    52
13.3    Indemnities of Buyer.    54
13.4    Limitation on Liability.    54
13.5    Express Negligence.    55
13.6    Exclusive Remedy for Agreement.    55
13.7    Indemnification Procedures.    55
13.8    Survival.    57
13.9    Non-Compensatory Damages.    58
ARTICLE XIV MISCELLANEOUS    58
14.1    Counterparts.    58
14.2    Notices.    58
14.3    Expenses.    60
14.4    Waivers; Rights Cumulative.    60
14.5    Relationship of the Parties.    60
14.6    Entire Agreement; Conflicts; No Third Party Beneficiaries.    60
14.7    Governing Law; Venue; Jury Waiver.    61
14.8    Further Cooperation    62
14.9    Amendment.    62
14.10    Parties in Interest.    62
14.11    Successors and Permitted Assigns.    62
14.12    Publicity.    62
14.13    Preparation of Agreement.    63
14.14    Conduct of the Parties.    63
14.15    Severability.    63

14.16    No Recourse    63
14.17    Waiver of Claims Against Debt Financing Sources.    64

Schedules
Schedule 2.5        Allocated Values
Schedule 3.3        No Conflicts
Schedule 3.7        The Interests
Schedule 3.10        Litigation
Schedule 3.11        Liabilities
Schedule 3.12(a)    Material Contracts
Schedule 3.12(b)    Material Contract Matters
Schedule 3.13        Violation of Laws
Schedule 3.14        Suspense Funds
Schedule 3.15         Imbalances
Schedule 3.16         AFEs
Schedule 3.17        Environmental Matters
Schedule 3.18        Taxes
Schedule 3.21         Partnerships
Schedule 3.23        Insurance
Schedule 3.24        Equipment and Personal Property
Schedule 3.25        P&A Obligations
Schedule 3.27        Payouts
Schedule 3.28        Bonds
Schedule 3.35        Contribution Documents
Schedule 6.4        Consents and Preferential Rights
Schedule 8.1        Permitted Operations
Schedule 8.6(a)    Hedges
Schedule 9.1(f)    Required Consents

Exhibits
Exhibit A        Leases
Exhibit B        Wells and Well Locations
Exhibit C        Form of Assignment
Exhibit D        Target Intervals
Exhibit E        Seismic Data
Exhibit F        Excluded Assets
Exhibit G        Form of Seismic License Agreement
Exhibit H        Form of Mutual Release
Exhibit I        Springfield Gas and Oil Gathering Systems
Exhibit J        Form of Transition Services Agreement
Exhibit K        Form of Consent Notice

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of January 1, 2017 (the “Execution Date”) between SM ENERGY COMPANY, a Delaware corporation (“SM Energy”) and VENADO EF LLC, a Delaware limited liability company (“Buyer”). SM Energy and Buyer shall sometimes be referred to herein together as the “Parties”, and each individually as a “Party”.
RECITALS
WHEREAS, effective as of the Effective Time (as defined below), SM Energy desires to sell and convey, and Buyer desires to purchase and pay for, all of the issued and outstanding membership interests of SM Energy ST LLC, a Delaware limited liability company (the “Company,” and such membership interests, the “Interests”); and
WHEREAS, the Parties have reached agreement regarding the sale and purchase of the Interests.
NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings given such terms in Annex I.
1.2    Interpretation. All references in this Agreement to Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP, as in effect on the Execution Date. The word “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement. Unless expressly stated otherwise, references to any Law or contract shall mean such Law or contract as it may be amended from time to time. References to any date or time shall mean such date or time, as applicable, at the location of the Assets and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date at the location of the Assets.
ARTICLE II
PURCHASE AND SALE OF INTERESTS
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from SM Energy, and SM Energy agrees to sell, assign and deliver to Buyer the Interests for the consideration specified in this ARTICLE II.
2.2    Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Interests shall be Eight Hundred Million Dollars ($800,000,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:
(a)    Within three (3) Business Days of the Execution Date, Buyer shall deposit by wire transfer in immediately available funds with the Escrow Agent, to be held, invested and disbursed in accordance with the terms of this Agreement and the Escrow Agreement, the sum of One Hundred Twenty Million Dollars ($120,000,000.00) (such amount, together with any interest earned thereon. the “Deposit”).
(b)    At Closing, Buyer shall pay SM Energy the Closing Amount by wire transfer in immediately available funds.
2.3    Deposit. The Deposit shall be held in an escrow account that will be administered in accordance with the Escrow Agreement. At and in connection with the Closing, SM Energy and Buyer shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to distribute the Deposit to SM Energy. If this Agreement is terminated, SM Energy and Buyer shall execute and deliver joint written instructions to the Escrow Agent to distribute the Deposit in accordance with Section 12.2. If Closing occurs, the Deposit shall be applied toward the Purchase Price.
2.4    Adjustments to Purchase Price.
(a)    For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.4, the principles set forth in this Section 2.4(a) shall apply. The Company, on behalf of Buyer, shall be entitled to all production of Hydrocarbons from or attributable to the Company’s Units, Leases, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred at and after the Effective Time. SM Energy shall be entitled to all Hydrocarbon production from or attributable to Units, Leases and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred prior to the Effective Time. “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). SM Energy shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Buyer shall provide to SM Energy such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Closing Amount.
(b)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to the value of all Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by SM Energy or the Company attributable to such sale), net of (A) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production (that are deducted by the Third Party purchaser of such production), (B) marketing fees, (C) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons, and (D) Asset Taxes;
(ii)    an amount equal to all Operating Expenses (other than Taxes) paid by SM Energy that are attributable to the Assets during the Interim Period, whether paid before or after the Effective Time;
(iii)    an amount equal to all pre-Effective Time revenue received and retained (without distribution to SM Energy) by the Company and all post-Effective Time costs paid by SM Energy that are credited or charged under the COO Agreement with respect to ownership of the Springfield Gathering System;
(iv)    Subject Transfer Taxes paid by SM Energy with respect to the transactions contemplated by this Agreement;
(v)    Asset Taxes allocated to Buyer pursuant to Section 10.1, but paid or economically borne by SM Energy; and
(vi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(c)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds actually received by SM Energy, the Company or its or their Affiliates attributable to the sale of Hydrocarbons (d) produced from or attributable to the Assets during the Interim Period or (e) contained in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 2.4(b);
(i)    any reduction to the Purchase Price pursuant to ARTICLE VI;
(ii)    any reduction to the Purchase Price pursuant to ARTICLE VII;
(iii)    the value of any Casualty Loss pursuant to Section 6.3(b);
(iv)    an amount equal to all Operating Expenses paid by Buyer or the Company that are attributable to the Assets prior to the Effective Time, whether paid before or after the Effective Time;
(v)    an amount equal to all post-Effective Time revenue received by SM Energy and pre-Effective Time costs paid by the Company, in each case that are charged or credited under the COO Agreement with respect to ownership of the Springfield Gathering System;
(vi)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by SM Energy in suspense as of the Closing Date;
(vii)    Asset Taxes allocated to SM Energy pursuant to Section 10.1, but paid or economically borne by Buyer; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.
(f)    If, prior to determination of the Final Settlement Statement, Buyer or SM Energy discovers an error in the Imbalances set forth in Schedule 3.13, then the Purchase Price shall be adjusted (based on a value of $1.50 per Mcf), and Schedule 3.13 will be deemed amended to reflect the Imbalances for which the Purchase Price is so adjusted.
(g)    Should Buyer or the Company (after the transfer of the Interests to Buyer hereunder) receive, at any time, any proceeds or other income to which SM Energy is entitled under Section 2.4(a), Buyer shall (or shall cause the Company to) promptly remit the same to SM Energy. If SM Energy receives any proceeds or other income to which SM Energy is not entitled under Section 2.4(a) and which has not been accounted for under any other adjustment in this Section 2.4 in connection with the Final Settlement Statement under Section 2.6(b), SM Energy shall fully disclose, account for and promptly remit same to the Company or its successor.

(h)    Should Buyer or the Company (after the transfer of the Interests to Buyer hereunder), pay, at any time, any Operating Expenses for which SM Energy is responsible under Section 2.4(a), SM Energy shall reimburse the Company or its successor, on behalf of the Company, promptly after receipt of such Person’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should SM Energy pay after the Effective Time any Operating Expenses for which SM Energy is not responsible under Section 2.4(a) and which is not already accounted for under any other adjustment in this Section 2.4, the Company or its successor shall reimburse SM Energy promptly after receipt of such Person’s invoices, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(i)    Notwithstanding the foregoing, Sections 2.4(e) and 2.4(f) shall not apply after the date that is five hundred forty (540) days from the Closing Date.
2.5    Allocated Value. SM Energy and Buyer have agreed upon an allocation of the unadjusted Purchase Price among each of the Wells and Well Locations, and such allocations are set forth on Schedule 2.5 (the “Allocated Value”). SM Energy and Buyer agree that the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein. Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.4, shall be applied on a pro rata basis to the amounts set forth in Schedule 2.5, as applicable, for all Assets. After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.4 shall be applied to the amounts set forth on Schedule 2.5, as applicable, for the particular affected Assets.
(a)    For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement. The Parties agree that the Purchase Price and any liabilities properly treated as consideration for U.S. federal income Tax purposes shall be allocated among the Assets for U.S. federal and applicable state income Tax purposes in accordance with Section 1060 of the Code and to use commercially reasonable efforts to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060). Buyer shall prepare a draft of the Form 8594 and provide such draft to SM Energy at least sixty (60) days prior to the Form 8594 filing due date so that SM Energy may review and comment prior to the Parties’ filing of the Form 8594. SM Energy shall deliver any written comments to Buyer within fifteen (15) days of receipt of the Form 8594 from Buyer. Buyer and SM Energy shall work in good faith to resolve any disagreements to the Form 8594. In the event that an agreement is reached on the allocation, neither Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.
2.6    Settlement; Disputes.
(a)    Not less than five (5) Business Days prior to the Closing, SM Energy shall prepare and submit to Buyer for review a draft settlement statement using the best information available to SM Energy (the “Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment made in good faith in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer has the right, but not the obligation, to deliver to SM Energy a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (such adjusted price, the “Preliminary Purchase Price”). If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by SM Energy will be used to adjust the Purchase Price at Closing.
(b)    On or before the later of (i) one hundred twenty (120) days after the Closing and (ii) final resolution of all Title Defects, Title Benefits and Environmental Defects, a final settlement statement (the “Final Settlement Statement”) will be prepared by SM Energy, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price (the “Final Purchase Price”). SM Energy shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement and reasonable supporting documentation of the adjustments used to determine such amounts. As soon as practicable, and in any event within forty-five (45) days, after receipt of the Final Settlement Statement, Buyer has the right, but not the obligation, to return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by SM Energy and Buyer, the Final Settlement Statement and the Final Purchase Price shall be final and binding on the Parties (except with respect to Asset Taxes). Any difference in the adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Purchase Price shall be paid by the owing Party on or before the date that is ten (10) days following agreement or deemed agreement pursuant to this Section 2.6(b) (or determination by the Accounting Arbitrator pursuant to Section 2.6(c), as applicable) to the owed Party. All amounts paid or transferred pursuant to this Section 2.6(b) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
(c)    If the Parties are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and SM Energy shall, within fourteen (14) Business Days following the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Dallas, Texas office of KPMG LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Accounting Arbitrator shall conduct the arbitration proceedings in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.6(c). The Accounting Arbitrator, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the Accounting Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either SM Energy’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction (except with respect to Asset Taxes). The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the adjusted Purchase Price adjustments submitted by each Party and may not award damages, interest or penalties to any Party with respect to any matter. SM Energy and Buyer shall each bear their own legal fees and other costs of presenting its case. The costs and expenses of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by SM Energy. In the event that KPMG declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree on another Accounting Arbitrator, then the Dallas, Texas office of the AAA shall appoint the Accounting Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SM ENERGY
SM Energy represents and warrants to Buyer as of the Execution Date and the Closing Date (except as expressly set forth in this ARTICLE III) as follows:
3.1    Organization, Existence.
(a)    SM Energy is a corporation duly formed and validly existing under the Laws of the State of Delaware. SM Energy has all requisite power and authority to own and operate its property (including without limitation, the Interests) and to carry on its business as now conducted. SM Energy is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.
(b)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Company has full limited liability company power and authority to own, lease or otherwise hold the Assets and to conduct its business in the manner presently conducted and is duly qualified to conduct business in the jurisdictions in which such qualification is required by Law, except where failure to qualify would not have a Material Adverse Effect. Prior to the Execution Date, copies of the organizational documents of the Company (the “Company Organizational Documents”) have been delivered to Buyer and such copies are accurate and complete as of the Execution Date, in full force and effect and not modified, amended or rescinded. The Company is not in default under, or in violation of, any of the Company Organizational Documents.
3.2    Authorization. SM Energy has full power and authority to enter into and perform this Agreement, the Transaction Documents and the transactions contemplated herein and therein. The execution, delivery and performance by SM Energy of this Agreement and the Transaction Documents has been, and the execution, delivery and performance by SM Energy of all other documents delivered by it pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of SM Energy, and no other proceedings on the part of SM Energy are necessary to authorize the execution, delivery or performance thereof or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement and the Transaction Documents constitute, and the other documents delivered pursuant to this Agreement to which SM Energy is a party will constitute when delivered, SM Energy’s legal, valid and binding obligations, enforceable against SM Energy in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(a)    The Company has full power and authority to enter into and perform the transactions contemplated herein and in the other Transaction Documents to be entered into and performed by it. The execution, delivery and performance by the Company of the documents to be delivered by it pursuant to this Agreement and the Transaction Documents will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance thereof or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery by the other parties to such documents, the documents delivered pursuant to this Agreement and the Transaction Documents to which the Company is a party will constitute when delivered, the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
3.3    No Conflicts. Assuming the receipt of all Consents and the waiver of all Preferential Rights applicable to the transaction (each of which is set forth on Schedule 3.3), the execution, delivery and performance by SM Energy of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby does not and will not (a) conflict with or result in a breach of any provisions of (i) the Existing SM Energy Credit Agreement and (ii) the organizational documents or other governing documents of SM Energy or the Company, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement (other than the Leases or Applicable Contracts) to which SM Energy or the Company is a party or by which SM Energy, the Company or the Assets may be bound or (c) violate any Law applicable to SM Energy, the Company or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of SM Energy to consummate the transactions contemplated by this Agreement.
3.4    Consents and Approvals. Except for compliance with the HSR Act and the consents referred to in Schedule 6.4, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that would be applicable in connection with the consummation by Buyer of the transactions contemplated by this Agreement, including the Contribution. Additionally, except for compliance with the HSR Act and as set forth on Schedule 6.4, no other consent, waiver, approval, order, action, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of SM Energy or the Company in connection with the execution, delivery and performance of this Agreement and the other documents to be delivered by it pursuant to this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the Contribution.
3.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SM Energy’s Knowledge, threatened in writing against SM Energy or the Company, or any of its or their Affiliates.
3.6    Foreign Person. SM Energy is not a “disregarded entity” or a “foreign person” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.
3.7    The Interests. Except as disclosed on Schedule 3.7, SM Energy has legal, beneficial and record title to the Interests, free and clear of any Encumbrances, and there are no other contracts or commitments that could require SM Energy to sell, transfer or otherwise dispose of the Interests, other than this Agreement. SM Energy has the power, authority and legal capacity to sell, transfer, assign and deliver the Interests as provided in this Agreement and, upon consummation of the transactions contemplated hereby, such delivery will convey to Buyer, and Buyer will acquire, good and valid title to the Interests free and clear of any Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws.
3.8    Capital Structure of the Company.
(a)    The authorized Membership Interests of the Company consist solely of the Interests. All outstanding Membership Interests of the Company are duly authorized, validly issued, fully paid and nonassessable. Except for the Interests, there are no outstanding (i) Membership Interests or other voting securities of the Company, (ii) securities of the Company or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, the Company, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire Membership Interests or other voting securities of, or any other interest in, the Company (or securities convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(b)    No Membership Interests in the Company have been issued in violation of, and none are subject to, any preemptive rights, purchase or call options, subscription rights, rights of first refusal or other similar rights except as set forth in the Company Organizational Documents. At the Closing, there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of any Membership Interests of the Company. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no obligations, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which holders of Membership Interests of the Company may vote.
3.9    Subsidiaries; Assets. The Company has no Subsidiaries and holds no direct or indirect equity interest in any Person. Except for outstanding AFEs set forth on Schedule 3.16 as of the Execution Date, there are no outstanding obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution, purchase of an equity interest (whether from the issue or another Person) or otherwise) in, any Person. The Company does not, and has not since its inception, held any right, title or interest in or to any real or personal property or other asset, other than the Assets.
3.10    Litigation. Except as set forth in Schedule 3.10, there are no investigations, suits, actions or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, (in each case) pending or, to SM Energy’s Knowledge, threatened in writing against the Company, against SM Energy or the Company with respect to its or their ownership of the Assets, or against SM Energy with respect to its ownership of the Company. Except as set forth in Schedule 3.10, there is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award by any Person or before any Governmental Authority pending or, to SM Energy’s Knowledge, threatened in writing against SM Energy, the Company or any of their respective Affiliates questioning the validity of or seeking to prevent the consummation of this Agreement and the transaction contemplated thereby or that materially interferes with or would be reasonably likely to interfere with the business of SM Energy, the Company or any of their respective Affiliates as currently conducted with respect to the Assets. To SM Energy’s Knowledge, no condemnations or eminent domain proceedings affecting any of the Assets are pending or threatened in writing by any Governmental Authority.
3.11    Liabilities.
The Company has no Liabilities that are unrelated to or otherwise do not arise from the Oil and Gas Properties or any Applicable Contract (excluding Liabilities related to SM Energy’s breach of any such Contracts), whether accrued, absolute, contingent or otherwise, except as set forth on Schedule 3.11.
3.12    Material Contracts.
(a)    Schedule 3.12(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by or on behalf of the Company of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues paid to SM Energy or the Company of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof);
(iii)    any Applicable Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract pursuant to which SM Energy or the Company received annual revenues or makes annual payments in excess of $100,000 and (B) is not terminable by or on behalf of the Company or its assignee without penalty on sixty (60) days’ or less notice;
(iv)    any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;
(v)    any Applicable Contract (A) with any former officer, director, equity holder, manager or member of SM Energy or the Company, (B) providing for severance, retention, change in control or other similar payments payable by the Company to any current or former officer, manager or employee of SM Energy, and (C) with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment without more than thirty (30) days’ notice;
(vi)    any Applicable Contract of guaranty or surety, direct or indirect by the Company;
(vii)    any Applicable Contract granting a power of attorney with respect to the affairs of the Company;
(viii)    any Applicable Contract that constitutes a lease under which the Company is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by or on behalf of the Company without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;
(ix)    any Applicable Contract between SM Energy and any Affiliate of SM Energy that will be binding on Buyer or the Company after the Effective Time, or between SM Energy and any Affiliate of SM Energy (excluding the Company) on the one hand and the Company on the other;
(x)    any Applicable Contract that is a farmout or farmin agreement, joint venture agreement, term assignment, participation agreement, exploration agreement, development agreement, joint operating agreement, operating agreement, unit agreement, pooling agreement or similar Contract;
(xi)    any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Assets will be subject after Closing;
(xii)    any existing Applicable Contract that is a seismic or other geophysical acquisition or sharing agreement or license for which Buyer will be liable;
(xiii)    any Applicable Contract, the primary purpose of which is to provide indemnity rights;
(xiv)    any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions, non-solicitation or no-hire obligations; and
(xv)    any amendments to any of the foregoing.
(b)    Except as set forth on Schedule 3.12(b) there exist no material default under the Material Contracts by SM Energy or the Company or, to SM Energy’s or the Company’s Knowledge, by any other Person that is a party to such Material Contracts and to SM Energy’s or the Company’s Knowledge the Material Contracts are in full force and effect in accordance with their respective terms. Except for the agreements set forth on Schedule 3.12(b), there are no Applicable Contracts that contain mandatory drilling requirements with respect to the Assets (excluding any continuous drilling provisions included in a Lease or sublease required to hold all or any portion of the lands covered by such Lease or sublease), which obligations have not yet been fulfilled. As of the Execution Date, SM Energy has made available to Buyer complete and accurate copies of all Material Contracts, including any and all amendments and supplements thereto.
3.13    No Violation of Laws. Except as set forth on Schedule 3.13, neither SM Energy, the Company, nor, to SM Energy’s Knowledge, any Third Party operator, is in material non-compliance with or material violation of any applicable Laws, including with respect to the ownership of the Assets. This Section 3.13 does not include any matters with respect to Environmental Laws, such matters being addressed in Section 3.17.
3.14    Royalties, Etc. Except as set forth on Schedule 3.14, SM Energy or the Company, as applicable, has properly and timely paid, or caused to be paid, all Burdens in all material respects due by SM Energy or the Company, as applicable, with respect to the Assets prior to the Execution Date in accordance with Law and the applicable Lease. Schedule 3.14 sets forth an accurate list of all Suspense Funds (including interest owed thereon, if any) held by SM Energy as of the Effective Time.
3.15    Imbalances. Schedule 3.15 sets forth all material Imbalances associated with the Assets as of the Effective Time.
3.16    Current Commitments. Schedule 3.16 sets forth, as of the Execution Date, all authorities for expenditures related to the Assets to drill or rework Wells (“AFEs”) which are outstanding or for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

3.17    Environmental.
(a)    With respect to the Assets, neither SM Energy nor the Company, nor its or their Affiliates has entered into, nor is subject to, any agreement, consent, order, decree, judgment, license or permit condition or other directive of any Governmental Authority that (i) are in existence as of the Execution Date, (ii) are based on any Environmental Laws that relate to the future use of any of the Assets and (iii) require any change in the present conditions of any of the Assets.
(b)    Except as set forth in Schedule 3.17, as of the Execution Date neither SM Energy nor the Company, with respect to the Assets, has received any unresolved written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) materially interferes with or prevents compliance by SM Energy or the Company, as applicable, with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any material common Law or other Liability of SM Energy, the Company or any other Person.
(c)    Except as disclosed on Schedule 3.17, (i) there are no actions, suits or proceedings pending, or to SM Energy’s Knowledge, threatened before any Governmental Authority or arbitrator with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming Remediation obligations, and (ii) SM Energy has made available to Buyer all Third Party reports or studies commissioned by SM Energy, the Company or any Third Party Operator relating to the Assets, assessing the environmental condition of any of the Assets during the five (5) year period prior to the Execution Date and that are in SM Energy’s, the Company’s, or its or their Affiliate’s possession or control.
3.18    Taxes. Except as set forth in Schedule 3.18:
(a)    the Company has filed all material Tax Returns (including returns for Asset Taxes) required to be filed by or with respect to it or the Assets, all such Tax Returns are true, correct and complete in all material respects and the Company has timely paid all Taxes reflected as due on such Tax Returns;
(b)    no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;
(c)    the Company is treated as a disregarded entity for U.S. federal income Tax purposes;
(d)    there are no Encumbrances (other than Permitted Encumbrances) on any of the Interests or the Assets for Taxes;
(e)    the Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;
(f)    neither SM Energy nor the Company has received any written notice of any pending claim (which remains outstanding) from any applicable Tax authority for assessment of

Taxes with respect to the Interests, the Company or the Assets and no such claim has been made or threatened; and
(g)    no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Interests, the Company or the Assets has been commenced or is presently pending.
3.19    Brokers’ Fees. SM Energy has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer, the Company, or any Affiliate of Buyer shall have any responsibility.
3.20    Advance Payments. The Company is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof in accordance with its ownership share, at some future time without receiving payment therefore at or after the time of delivery.
3.21    Partnerships. Schedule 3.21 sets forth all of the Assets that are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes. All such partnerships have in effect an election under Section 754 of the Code and have made the election to deduct intangible drilling costs, if applicable, and none of the partnerships have any adjustment, claim, indemnity arrangement, or other method of allocating risk with respect to the effects of Section 708(b)(1)(B) of the Code.
3.22    Hedge Contracts. Except for the Hedge Contracts executed pursuant to the terms of this Agreement, neither SM Energy nor the Company, nor its or their Affiliates has entered into any Hedge Contract pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed to as of or after the Effective Time.
3.23    Insurance. SM Energy or the Company, as applicable, maintains with respect to the Assets the insurance coverage described on Schedule 3.23.
3.24    Equipment and Personal Property. Except as disclosed on Schedule 3.24, to SM Energy’s Knowledge, all Third Party Operators of the Assets have all easements, rights of way, licenses and authorizations, including those from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and equipment included in the Assets in the ordinary course of business as currently conducted by SM Energy or the Company and in compliance with all Laws, including the operation and maintenance of the Springfield Gathering System. To SM Energy’s Knowledge, all equipment used or held for use in connection with the Assets, including the operation and maintenance of the Springfield Gathering System, has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets in all material respects consistent with current practices, ordinary wear and tear excepted.
3.25    Wells; Plug and Abandon Notice. As of the Execution Date, except as set forth on Schedule 3.25, (a) there are no Wells in respect of which SM Energy, the Company, or its or their

Affiliates have received a written order from any Governmental Authority or a written demand from any Third Party (in each case) requiring that such Wells be plugged and abandoned, or (b) to SM Energy’s Knowledge, in use for purposes of production or injection or suspended or temporarily abandoned in accordance with applicable Laws that (i) are required to be plugged and abandoned in accordance with applicable Laws or any Lease and (ii) have not been or are not in the process of being plugged and abandoned.
3.26    Permits. To SM Energy’s Knowledge, (a) all Third Party Operators of the Assets, including the Springfield Gathering System, possess all material permits, licenses, orders, approvals, variances, waivers, franchise rights and other authorizations required to be obtained from any Governmental Authority for conducting their business with respect to the Assets and (b) there are no material uncured violations by such Third Party Operators of the terms and provisions of such authorizations.
3.27    Payouts. Schedule 3.27 contains a complete and accurate list of the status of any “payout” balance, as of the date indicated on such Schedule, for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
3.28    Bonds. Schedule 3.28 lists all bonds, letters of credit, guarantees and other similar credit support instruments maintained by SM Energy, the Company or any of its or their Affiliates with respect to the Assets.
3.29    Preferential Purchase Rights. Except as set forth on Schedule 6.4, there are no preferential purchase rights, drag-along rights, tag-along rights or other similar rights that are applicable to the consummation of the transactions contemplated by this Agreement by SM Energy, including the Contribution.
3.30    Availability of Properties.  The Assets constitute and include all of the assets used or held for use by SM Energy or the Company in the conduct of the business of the Company with respect to ownership of the Assets as presently owned by SM Energy and the Company in the ordinary course of business, consistent with past practices.  Since the Effective Time, except pursuant to the Contribution, neither SM Energy nor the Company have transferred, conveyed (including any conveyance or reservation of overriding royalties, net profits interests or other leasehold burdens), farmed out, sold, encumbered, removed, abandoned, let lapse or expire, terminated or otherwise disposed of its interest in any of the Assets, or agreed to do any of the foregoing, except for sales and dispositions of Hydrocarbon production in the ordinary course of business.
3.31    Employees. The Company does not have, and has never had, any officer, managers or employees. The Company is not party to or obligated under any consulting, independent contractor, employment, change of control, severance, termination or similar arrangement with respect to its current or former consultants or independent contractors, or current or former officers, manager, employees, consultants or independent contractors of SM Energy.
3.32    Employee Benefits. The Company does not sponsor, maintain or contribute to or have any obligation with respect to any Benefit Plan.

3.33    Affiliate Transactions. No officer, director, manager, equity holder, partner or member of the Company, SM Energy or any of their respective Affiliates, or, with respect to natural persons, any member of his or her immediate family (“Related Persons”) (a) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement with the Company (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by the Company, (d) has any claim or cause of action against the Company or (e) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company.
3.34    Unlawful Payments. The Company has not paid, given or received, and has not offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value in violation of applicable Law, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in connection with or in furtherance of the business of the Company (including any offer, payment or promise to pay money or other thing of value (a) to any foreign official (including all employees or management officials of companies owned or controlled by a foreign government), political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person, or otherwise obtaining any advantage or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The Company has not otherwise taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect. There have been no false or fictitious entries made in the books or records of the Company relating to any such illegal payment or secret or unrecorded fund.
3.35    Contribution. As of the Closing Date, except for Assets related to the unobtained Outstanding Contribution Consents, all Contribution Assets have been contributed to the Company. Schedule 3.35 sets forth all documents, instruments, certificates, agreements, assignments or conveyances delivered or to be delivered as part of or in conjunction with the Contribution (collectively, the “Contribution Documents”). The Company has made available or will make available prior to Closing to Buyer true and complete copies of all Contribution Documents. All covenants and agreements of SM Energy and the Company with respect to the Contribution Documents have been fulfilled as of the Closing Date and there are no outstanding obligations of SM Energy, its Affiliate or the Company with respect to the Contribution Documents. Except for the Outstanding Contribution Consents, no Preferential Rights or Consents related to the Contribution remain outstanding.
3.36    Springfield Financial Information. SM Energy has provided Buyer with true and complete copies of (i) the annual budgets for 2015, 2016 and 2017 provided to SM Energy under Section 4.3(B) of the COO Agreement, and (ii) the monthly reports for 2015 and 2016 provided to SM Energy under Section 4.3(F) of the COO Agreement.

3.37    Springfield System Ownership Interests. As of the Closing Date, the Company has, and after the Closing will still have, good and valid title to, and hold beneficially, free and clear of any Encumbrances created by SM Energy or the Company other than those imposed by the COO Agreement, the Springfield System Ownership Interest, which gives and will after the Closing give the Company a twelve point five percent (12.5%) ownership interest in the Springfield Gathering System. The COO Agreement is in full force and effect and represents the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, in each case enforceable in accordance with its terms. The Company is not in breach, violation or default under the COO Agreement, and the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, result in any breach of, constitute a default under, or give to others any rights of termination, purchase, acceleration or cancellation, or other rights or remedies, under, the COO Agreement.
3.38    No Other Representations or Warranties; Disclosed Materials. Except for the representations, warranties and covenants contained in this Agreement (as qualified by the Schedules) and the special warranty of title contained in the Contribution Documents, neither SM Energy nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to SM Energy (including the value, condition or use of any of the Assets) or the transactions contemplated by this Agreement, and SM Energy disclaims any other representations or warranties not contained in this Agreement, whether made by SM Energy, any Affiliate of SM Energy, or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules) and the special warranty of title contained in the Contribution Documents, SM Energy disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of SM Energy, or any of its Affiliates). Buyer acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of SM Energy, except for the representations and warranties of SM Energy expressly set forth in this Agreement and the special warranty of title contained in the Contribution Documents, and waives any right Buyer may have against SM Energy with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of SM Energy or any representative of SM Energy, of any potentially material information. The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect. From time to time prior to the Closing Date, SM Energy shall have the right (but not the obligation) solely with respect to matters that occur during the period from the date hereof to the Closing Date, to supplement or amend the Schedules hereto to correct any matter that would otherwise constitute a breach of any representation or warranty of SM Energy contained herein (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Schedules as of the Closing Date;

provided, however, that any such Schedule Supplement shall be disregarded for purposes of, and shall not affect Buyer’s conditions to Closing set forth in Section 9.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to SM Energy as of the Execution Date and the Closing Date (except as expressly set forth in this ARTICLE IV) the following:
4.1    Organization; Existence. Buyer is a limited liability company duly formed and validly existing under the Laws of Delaware. Buyer has, or will have as of the Closing Date, all requisite power and authority to own and operate its property (including, at Closing, the Assets) and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify or be in good standing would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.2    Authorization. Buyer has full power and authority to enter into and perform this Agreement to which it is a party and the transactions contemplated herein. The execution, delivery and performance by Buyer of this Agreement has been, and the execution, delivery and performance by Buyer of all other documents delivered pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement constitutes, and the other documents delivered pursuant to this Agreement to which Buyer is a party will constitute, Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
4.3    No Conflicts. Assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.4    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer.

4.5    Litigation. There is no investigation, suit, action or litigation by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s Knowledge, threatened against Buyer, or to which Buyer is a party, that would affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.6    Financing. Buyer has, and shall have as of the Closing Date, sufficient funds (including available borrowing capacity or available equity commitments) with which to pay the Closing Amount and consummate the transactions contemplated by this Agreement and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement as such obligations are due and payable.
4.7    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by SM Energy, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.
4.8    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which SM Energy or any Affiliate of SM Energy shall have any responsibility.
4.9    Accredited Investor. Buyer is acquiring the Interests for its own account for use in its trade or business and not with a view toward any sale or distribution thereof, or with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state “blue sky” Laws or other applicable securities Laws. Buyer is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended), and Buyer itself, or through its representatives, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Interests. Buyer, either alone or through its representatives, has evaluated the merits and risks of the investment in the Interests and is able to bear the economic risk and lack of liquidity inherent in holding the Interests.
ARTICLE V
ACCESS / DISCLAIMERS
5.1    Access.
(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 5.1) and obtaining any required consents of Third Parties, including Third

Party Operators of the Assets (with respect to which consents SM Energy shall use its commercially reasonable efforts obtain or to cause the Company to obtain but SM Energy shall not be required to pay any consideration therefor), SM Energy shall afford to Buyer, its Affiliates and its and their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in SM Energy’s or any of its Affiliates’ possession; provided, however, that if SM Energy refuses to permit such reasonable access then the Assets with respect to which Buyer requested permission to access may, at Buyer’s option, be excluded from the Assets to be conveyed to Buyer at Closing and the Purchase Price shall be adjusted downward by the Allocated Value of such Assets. SM Energy shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, SM Energy’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense; and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with SM Energy and any Third Party that serves as an Operator (each a “Third Party Operator”) to reasonably minimize any inconvenience to or interruption of the conduct of business by SM Energy, the Company or any Third Party Operator. Buyer acknowledges and agrees that any Third Party Operator may require Buyer to execute and deliver a reasonable and customary boarding or similar agreement prior to obtaining access to the Assets. Buyer shall give SM Energy reasonable prior written notice before entering onto any of the Assets and SM Energy shall have the right to have its representatives present at any time any Buyer’s Representative is present on the Assets. Buyer shall, and shall cause all of the Buyer’s Representatives to, abide by SM Energy’s and any Third Party Operator’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets; provided, that such rules, regulations and operating procedures have been provided to Buyer.
(b)    Buyer shall be entitled to conduct a Phase I or other visual environmental property assessment with respect to the Assets. Any Third Party Operator, SM Energy or any of their respective designees shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where SM Energy does not have the authority to grant access for such due diligence (provided, however, SM Energy shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access but SM Energy shall not be required to pay any consideration therefor). If following the conduct of the Phase I or other visual environmental property assessment, Buyer reasonably believes that it is necessary to conduct any sampling, boring, drilling or other invasive investigation activities on or with respect to any of the Assets to determine the existence or magnitude of an Environmental Defect (such actions, an “Invasive Activity”), Buyer shall furnish to SM Energy for its review no later than five (5) Business Days prior to the Defect Claim Date a proposed scope of such Invasive Activity, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted. Following the receipt and review of such proposal by SM Energy, SM Energy shall (x) have five (5) Business Days to consent to such Invasive Activity, in its reasonable discretion, which consent will be considered granted by SM Energy if SM Energy fails to respond within five (5) Business Days after receiving such proposal, and (y) promptly use its commercially reasonable efforts to obtain permission from any Third Party Operator to allow Buyer and Buyer’s Representatives access to conduct such Invasive Activity but SM Energy shall not be required to pay any consideration therefor. If SM Energy and any Third Party Operator consent to such Invasive Activity, then notwithstanding the Defect Claim Date, Buyer shall have the right to assert Environmental Defects related to the Assets for which Buyer requested such Invasive Activity by providing SM Energy with a valid Defect Notice covering such Environmental Defect on or before the date that is five (5) Business Days after the Defect Claim Date. If SM Energy or any Third Party Operator refuses to permit the conduct of such Invasive Activity, then the Environmental Condition impacting the Assets with respect to which Buyer requested permission to conduct such Invasive Activity may, at Buyer’s option, be asserted as an Environmental Defect, and in such event, subject to SM Energy’s right to dispute the existence of the Environmental Condition or the related Remediation Amount, shall be deemed an Environmental Defect.
(c)    Buyer agrees to defend, indemnify and hold harmless each of the Operators of the Assets and the SM Indemnified Parties or Third Party Operators from and against any and all Liabilities attributable to personal injury, death, or damage to or destruction of property and arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative (including an Invasive Activity, if any) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SM INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SM INDEMNIFIED PARTIES OR OPERATOR.
(d)    Buyer agrees to promptly provide SM Energy with copies, but in any event within the earlier of (x) ten (10) days after its receipt of any report or test results, or (y) the Defect Claim Date, of all final reports and test results prepared by Buyer, any of Buyer’s Representatives or any Third Party consultants and which contain data collected or generated from Buyer’s due diligence with respect to the Assets (including an Invasive Activity, if any), in each case, to the extent related to any Environmental Defect Buyer asserts or reasonably expects to assert (including such portion that evidences such potential Environmental Defect, if any, and the curative recommendation thereto). Buyer shall not be deemed by its delivery of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition to the Assets or to the accuracy of said documents or the information contained therein. Except as required by Law, Buyer and Buyer’s Representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) an environmental assessment of the Assets and shall use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence.

(e)    Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to any Third Party Operator or SM Energy or its Affiliates (including the Company) (i) repair all damage done to the Assets resulting from Buyer’s due diligence and (ii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
(f)    During all periods that Buyer or any of Buyer’s Representatives are present on the Assets, Buyer or Buyer’s Representatives shall maintain, at its or their sole expense, policies of insurance of the types and in the amounts customary for conducting environmental due diligence reviews of oil and gas assets, which in no event will constitute less than $10,000,000 of general liability insurance. Upon request by SM Energy, Buyer shall provide evidence of such insurance to SM Energy prior to entering the Assets.
5.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of SM Energy and the Company and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement and the confidentiality restriction in Section 5.1(d), shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, (b) the Excluded Assets, and (c) information related to assets other than the Assets).
5.3    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III, THE CERTIFICATE DELIVERED BY SM ENERGY PURSUANT TO SECTION 11.3(H) OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONTRIBUTION DOCUMENTS, (I) NEITHER SM ENERGY NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SM ENERGY AND THE COMPANY EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER’S REPRESENTATIVE (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SM ENERGY OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, THE CERTIFICATE DELIVERED BY SM ENERGY PURSUANT TO SECTION 11.3(H) OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONTRIBUTION DOCUMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SM ENERGY AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE

CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SM ENERGY OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER’S REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, THE CERTIFICATE DELIVERED BY SM ENERGY PURSUANT TO SECTION 11.3(H) OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONTRIBUTION DOCUMENTS, SM ENERGY AND THE COMPANY FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER, SUBJECT TO ARTICLE III, ARTICLE VI, ARTICLE VII, AND ARTICLE XIII SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 3.17, NEITHER SM ENERGY NOR THE COMPANY HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS UNDER ARTICLE VI, ARTICLE VII, AND ARTICLE XIII, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)    SM ENERGY AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE VI
TITLE MATTERS; CASUALTIES
6.1    The Company’s Title. Without limiting Buyer’s remedies for Title Defects set forth in this ARTICLE VI or for any breach by SM Energy of its representations and warranties in Section 3.14 and its remedies under Section 13.2(k), and except as and to the extent of the special warranty of title contained in the Contribution Documents, SM Energy makes no warranty or representation, express, implied, statutory or otherwise with respect to the Company’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Title Defect, with respect to any of the Assets shall be as set forth in Section 6.2.
6.2    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. On or before 4:00 p.m. (Mountain Time) on February 20, 2017 (the “Defect Claim Date”), Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 6.2(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer asserts as a Title Defect pursuant to this Section 6.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for Buyer’s remedies for any breach by SM Energy of its representations and warranties in Section 3.14 and its remedies under Section 13.2(k)), Buyer shall be deemed to have waived, and neither SM Energy nor the Company shall have any liability for, any Title Defect that Buyer fails to assert as a Title Defect pursuant to a Title Defect Notice delivered in compliance with this Section 6.2(a) and received by SM Energy on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Assets affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for SM Energy to identify the existence of the alleged Title Defect(s), (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), and (v) the computations upon which Buyer’s belief is based. To give SM Energy an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each two-week period prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding two-week period, which notice (in any format) may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date; provided, that the failure of Buyer to provide such preliminary notice of any Title Defects shall not be deemed to waive or otherwise prejudice Buyer’s right to assert a Title Defect on or before the Defect Claim Date.
(b)    Title Benefit Notices. SM Energy shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date, a notice setting forth any matters that, in SM Energy’s reasonable opinion, constitute Title Benefits and that SM Energy asserts as a Title

Benefit pursuant to this Section 6.2 (each, a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit (the “Title Benefit Property”), (i) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to identify the existence of the alleged Title Benefit(s), (iv) the amount by which SM Energy reasonably believes the Allocated Value of the Title Benefit Property is increased by the Title Benefit, and (v) the computations upon which SM Energy’s belief is based. SM Energy shall be deemed to have waived all Title Benefits of which it, or Buyer pursuant to Section 6.2(b), has not given notice on or before the Defect Claim Date.
(c)    Remedies for Title Defects. Subject to SM Energy’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Deductible, in the event that any Title Defect properly asserted by Buyer in accordance with Section 6.2(a) is not waived in writing by Buyer or cured on or before Closing, SM Energy shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Title Defect Amount;
(ii)    notify Buyer that SM Energy elects, for a period of one hundred ten (110) days following the Closing Date (such period, the “Cure Period”), to cure any Title Defect relating to such Title Defect Property in which event the applicable Title Defect Property and all associated Assets shall remain in the Company at the Closing, and (A) without application of the Aggregate Deductible the Purchase Price paid to SM Energy at Closing shall be reduced by the amount asserted by Buyer in the applicable Title Defect Notice attributable to such Title Defect, and (B) Buyer shall deliver to the Escrow Agent at Closing the amount set forth in Section 6.2(c)(ii)(A) above. If, (A) at the expiration of the Cure Period SM Energy has failed to cure all or any portion of a Title Defect then the amounts deposited in the Escrow Account with respect to such failed cure (or portion thereof) shall be released to Buyer and within five (5) Business Days after the expiration of the Cure Period the Parties shall jointly instruct the Escrow Agent to release such amounts to Buyer or (B) SM Energy has cured all or any portion of a Title Defect then the amounts deposited in the Escrow Account with respect to such cure, or partial cure, as applicable shall be released to SM Energy and within five (5) Business Days after the expiration of the Cure Period the Parties shall jointly instruct the Escrow Agent to release such amounts to SM Energy; or
(iii)    solely to the extent Buyer agrees in writing, indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement mutually agreeable to the Parties.
(d)    Remedies for Title Benefits. With respect to each Well or Well Location affected by Title Benefits reported under this Section 6.2, the aggregate Title Defect Amounts shall be decreased by an amount equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 6.2(g) (the “Title Benefit Amount”). For the avoidance of doubt, Title Benefit Amounts shall only offset Title Defect Amounts.

(e)    Exclusive Remedy. Except for Buyer’s (i) rights to terminate this Agreement pursuant to Section 12.1(d) and (ii) remedies for any breach by SM Energy of its representations and warranties in Section 3.14, Section 3.35 (along with Buyer’s rights under ARTICLE XIII with respect therewith) and the special warranty of title in the Contribution Documents, the provisions set forth in Section 6.2(c) and Section 6.2(i) shall be the exclusive right and remedy of Buyer with respect to the Company’s failure to have Defensible Title with respect to any Asset.
(f)    Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
(i)    if Buyer and SM Energy agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Defect Property stated in Exhibit B; provided, that if the Net Revenue Interest discrepancy does not affect the Title Defect Property throughout its entire life, the Title Defect Amount determined under this Section 6.2(f) shall be reduced to take into account the applicable time period only; provided, further, that if the reduction in Net Revenue Interest resulting from a Title Defect is greater than fifteen percent (15%) of the Net Revenue Interest stated on Exhibit B, then the Title Defect Amount for such Title Defect shall not be calculated under this Section 6.2(f)(iii), but instead shall be calculated in accordance with the adjustment calculation provided in Section 6.2(f)(iv);
(iv)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, including a Title Defect that represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has not been reduced proportionately, the applicable Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the Allocated Value of such Title Defect Property;
(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and
(vi)    notwithstanding anything to the contrary in this ARTICLE VI (except with respect to any Title Defect as specified in Section 6.2(f)(ii)), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(g)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and SM Energy agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents an increase between (A) the Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, and the Working Interest has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Benefit Property stated in Exhibit B; provided, that if the Net Revenue Interest increase does not affect the Title Benefit Property throughout its entire life, the Title Benefit Amount determined under this Section 6.2(g) shall be reduced to take into account the applicable time period only;
(iii)    if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; and
(iv)    the Title Benefit Amount with respect to a Title Benefit Property shall be determined without duplication of any items or amounts included in any other Title Benefit Amount hereunder.
(h)    Title Threshold and Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM Energy hereunder: (i) for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and (ii) for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless the sum of (A) the aggregate Title

Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM Energy), plus (B) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by SM Energy), minus (C) all Title Benefit Amounts, exceeds Twenty Million Dollars ($20,000,000) (the “Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to such Title Defects in excess of the Aggregate Deductible. For the avoidance of doubt, if SM Energy elects to cure any Title Defect pursuant to Section 6.2(c)(ii), the Title Defect Amount relating to such Title Defect will not be counted toward the Aggregate Deductible, unless SM Energy is unable to cure such Title Defect during the Cure Period, nevertheless all such amounts shall be deposited in the Escrow Account as set forth in Section 6.2(c)(ii).
(i)    Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 6.2(i): (1) the existence and scope of a Title Defect (including any cure thereof), Title Benefit, Title Defect Amount or Title Benefit Amount and (2) the adequacy of SM Energy’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (1) and (2) on or before Closing, the Closing shall be delayed as to only the Assets subject to the Title Disputed Matters until the Parties finally resolve the dispute pursuant to this Section 6.2(i) (and in such event, (A) the Assets subject to such Title Disputed Matters shall be assigned to SM Energy, (B) the Purchase Price paid to SM Energy at Closing shall be reduced by an amount equal to the aggregate of the Allocated Values of such Assets assigned to SM Energy and (C) Buyer shall deliver to the Escrow Agent at Closing an amount equal to such reduction to be held by the Escrow Agent pending resolution of the Title Disputed Matters, such amounts deposited into the Escrow Account pursuant to (C) above shall be released to the applicable Party pursuant to the resolution of the applicable Title Disputed Matter, including as instructed by the Title Arbitrator, if applicable); provided, however, if either Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied due, in whole or in part, to Title Defects, then the Parties will resolve all Title Disputed Matters pursuant to this Section 6.2(i) prior to Closing. In the event that neither Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied, it is understood and agreed that the Parties shall proceed to Closing as contemplated herein as to all Assets not covered by a Title Disputed Matter. The Title Disputed Matters will be finally determined pursuant to this Section 6.2(i). There shall be a single arbitrator, who shall be an attorney with at least ten (10) years’ experience in oil and gas title and transactional matters, as selected by mutual agreement of Buyer and SM Energy within fifteen (15) days after any Party invokes the provisions of this Section 6.2(i) to resolve such Dispute, and absent such agreement, by the Dallas office of the AAA (the “Title Arbitrator”). The Title Arbitrator, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the Title Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 6.2(i). The Title Arbitrator’s determination shall be made within twenty (20) days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.2(f) and Section 6.2(g) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award (a) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in the applicable Title Defect Notice (which such Title Defect Amount shall not exceed the Allocated Value of the applicable Title Defect Property) or (b) SM Energy a greater Title Benefit Amount than the Title Benefit Amount claimed by SM Energy in the applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect (or cure thereof), Title Benefit, Title Defect Amount or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Dispute. SM Energy and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Any decision rendered by the Title Arbitrator pursuant hereto shall be final, conclusive and binding on SM Energy and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each of SM Energy and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount was not taken into account as an adjustment to the Purchase Price or the aggregate Title Defect Amounts, as applicable at Closing pursuant to Section 2.4 and an adjustment would otherwise be required under the provisions of Section 6.2(c) or Section 6.2(d), as applicable, then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and SM Energy of its award with respect to such Title Defect Amount or a Title Benefit Amount and subject to Section 6.2(h), the Purchase Price will be adjusted pursuant to Section 2.4 by the amount so awarded by the Title Arbitrator and any Assets subject to Title Disputed Matters assigned to SM Energy pursuant to this Section 6.2(i) shall be conveyed to the Company pursuant to a mutually agreed upon form of assignment and bill of sale.
6.3    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to (i) production of Hydrocarbons from the Assets through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and (ii) the depreciation of personal property due to ordinary wear and tear and, in each case, Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.
(b)    If, from and after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), and the resulting loss (net to the interest of SM Energy, the Company or its or their Affiliates in the assets damaged or destroyed) from such Casualty Loss exceeds $100,000 based on the Allocated Value of the Assets physically impacted by such Casualty Loss and not merely associated with the physically impacted Assets, then (i) Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and (ii) SM Energy shall elect by written notice to Buyer prior to Closing to either (A) cause, at SM Energy’s sole cost and as promptly as reasonably practicable prior to Closing, each Asset affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking, or (B) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty Loss to at least its condition prior to such casualty or taking. In each case, SM Energy shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.
6.4    Preferential Rights and Consents to Assign.
(a)    All Consents and Preferential Rights are listed on Schedule 6.4. Except for Buyer’s remedy for breach of SM Energy’s representations contained in Section 3.29, the remedies set forth in this Section 6.4 are the exclusive remedies under this Agreement related to the Consents and Preferential Rights.
(b)    From and after the Execution Date up to Closing, SM Energy and Buyer shall use their commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights (excluding any Customary Post-Closing Consents); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain such Consents and waivers.
(c)    Preferential Rights. SM Energy shall, within ten (10) days after the Execution Date (or ten (10) days after discovery thereof if discovered after the Execution Date), send to each holder of a Preferential Right a notice requesting the election or waiver by each such holder of its applicable Preferential Right, in each case in material compliance with the contractual provisions applicable to such Preferential Right, requesting a waiver of such right. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to ARTICLE XI. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value of such Asset.
(i)    All Assets burdened by Preferential Rights for which (A) the applicable Preferential Right has been waived, or (B) the period to exercise such Preferential Right has expired prior to the Closing without the applicable holder of such Preferential Right electing to enforce its Preferential Right, shall, in each case, be assigned to Buyer at the Closing pursuant to the provisions of this Agreement.
(ii)    If, prior to the Closing (A) any holder of a Preferential Right notifies SM Energy that it intends to consummate the purchase of the portion of the Assets (including any Contribution Asset excluded from the Contribution due to such Preferential Right) (all such Assets and Contribution Assets collectively, the “Affected Assets”) to which its Preferential Right applies or (B) the time for exercising a Preferential Right has not expired and the holder of such Preferential Right has not waived such Preferential Right, then, in each case, such Affected Assets shall be excluded from the Assets to be conveyed to Buyer at Closing and assigned by the Company back to SM Energy and the Purchase Price shall be reduced by the Allocated Value of such excluded Affected Assets. SM Energy shall be entitled to all proceeds paid by a Person exercising a Preferential Right prior to the Closing. If, within eighty (80) days following the Closing (1) such holder of such Preferential Right thereafter fails to consummate the purchase of the Affected Assets or (2) the time for exercising such Preferential Right expires without exercise by the holder thereof, then SM Energy shall (x) so notify Buyer and (y) on or before ten (10) days following delivery of such notice, assign such Affected Assets to Buyer pursuant to a mutually agreed upon form of assignment and bill of sale and the Purchase Price shall be increased by an amount equal to the Allocated Value of such Affected Assets.
(d)    Consents. SM Energy, within ten (10) days after the Execution Date (or ten (10) days after discovery thereof if discovered after the Execution Date), shall send to each holder of a Consent a notice, substantially in the form attached hereto as Exhibit K, seeking such holder’s consent to the transactions contemplated hereby; provided, however, SM Energy shall not be required to send any notices related to the Contribution to the extent that SM Energy sent such notice prior to the Execution Date.
(i)    If (A) SM Energy fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (1) the assignment to Buyer of any portion of the Assets to be void, (2) the termination of a Lease under the express terms thereof or (3) liquidated damages in excess of $50,000 or (B) a Consent requested by SM Energy is denied in writing (each such Consent, a “Hard Consent”), then, in each case, prior to Closing, that portion of the Assets affected by such Hard Consent shall be assigned to SM Energy and excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such portion of the Assets. In the event that, within eighty (80) days following Closing, a Hard Consent that was not obtained prior to Closing is obtained following Closing, or the requirement to obtain such Hard Consent is waived by Buyer then, within ten (10) days after such Hard Consent is obtained or the requirement to obtain such Hard Consent is waived by Buyer, (x) SM Energy shall assign such excluded portion of the Assets to the Company pursuant to a form of assignment that is mutually agreeable to SM Energy and Buyer (and if the requirement to obtain a Hard Consent is waived by Buyer, Buyer shall have no claim against, and SM Energy shall have no Liability for, the failure to obtain such Hard Consent), and (y) Buyer shall pay to SM Energy by wire transfer of immediately available funds an amount equal to the Allocated Value of such portion of the Assets so assigned.
(ii)    Notwithstanding anything contained herein to the contrary, in cases where a Hard Consent has not been obtained as of the Closing with respect to a Contract (including any contract excluded from the Contribution due to such Hard Consent) (all such Contracts and contracts collectively, the “Affected Contracts”), then the following shall apply: (A) such Affected Contract, to the extent not excluded from the Contribution, shall be assigned to SM Energy and SM Energy shall continue after Closing to use commercially reasonable efforts to obtain the Hard Consent so that such Affected Contract can be transferred to the Company upon receipt of the Hard Consent, (B) such Affected Contract shall be held by SM Energy for the benefit of Buyer, (C) the Assets to which such Affected Contract relates shall be assigned back to SM Energy and the Purchase Price shall be reduced by the Allocated Value of any such excluded Assets, and (D) once the Hard Consent is obtained, both the Affected Contract and the Assets to which such Contract relates shall be assigned to the Company and any Purchase Price reduction pursuant to subclause (C) above shall be paid to SM Energy upon such assignment. With respect to any Affected Contract for which the applicable Hard Consent for the assignment or transfer to the Company is obtained following the Closing, SM Energy shall transfer such Affected Contract to the Company by execution and delivery of an instrument of conveyance in the form of the Assignment. In the event any Hard Consent is not obtained within the date that is one hundred eighty (180) days after Closing, any Asset that has been assigned back to SM Energy pursuant to subclause (C) above shall no longer be held for the benefit of Buyer and each Party shall repay to the other Party any amounts previously paid hereunder in respect of such Asset and such Asset shall be deemed to be an “Excluded Asset”.
ARTICLE VII
ENVIRONMENTAL MATTERS
7.1    Environmental Defects.
(a)    Environmental Defects Notice. On or before the Defect Claim Date, Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 7.1(a) (each, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer asserts as Environmental Defects pursuant to this Section 7.1. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to properly assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered in accordance with this Section 7.1(a) and received by SM Energy on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include: (i) a description of the Environmental Condition constituting the alleged Environmental Defect, (ii) each Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property (to the extent applicable), (iv) supporting documents reasonably necessary for SM Energy to identify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. SM Energy shall have the right, but not the obligation, to cure any claimed Environmental Defect to Buyer’s reasonable satisfaction on or before Closing. To give SM Energy an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each two-week period prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding two-week period, which notice (in any format) may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date; provided, that the failure of Buyer to provide such preliminary notice of any Environmental Defects shall not be deemed to waive or otherwise prejudice Buyer’s right to assert an Environmental Defect on or before the Defect Claim Date.
(b)    Remedies for Environmental Defects. Subject to SM Energy’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Threshold and the Aggregate Deductible, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 7.1

(a) is not waived in writing by Buyer or cured to Buyer’s satisfaction on or before Closing, SM Energy shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Remediation Amount for such Environmental Defect; or
(ii)    to the extent Buyer agrees in writing, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form mutually agreeable to the Parties.
If SM Energy elects the option set forth in clause (i) above, Buyer and the Company shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the interest of SM Energy, the Company or its or their Affiliates) and all Liabilities (net to the interest of SM Energy, the Company or its or their Affiliates) with respect thereto, and Buyer’s and the Company’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.
(c)    Exclusive Remedy. Subject to Buyer’s remedy for a breach of SM Energy’s representation contained in Section 3.17, Section 7.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.
(d)    Environmental Deductibles. Notwithstanding anything to the contrary, except as set forth in this Section 7.1(d) below, there shall be no adjustments to the Purchase Price or other remedies provided by SM Energy for (i) any individual Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Threshold (or, with respect to any individual Asset, Environmental Defects in the aggregate), or (ii) any Environmental Defect (or, with respect to any individual Asset, Environmental Defects in the aggregate) for which the Remediation Amount exceeds the Individual Environmental Threshold, unless the sum of (A) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by SM Energy), plus (B) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM Energy), minus (C) all Title Benefit Amounts, exceeds the Aggregate Deductible, after which point Buyer shall only be entitled to adjustments to the Purchase Price with respect to such Environmental Defects in excess of the Aggregate Deductible; provided, however, that in the event the Remediation Amount with respect to any Environmental Defect equals or exceeds Three Million Dollars ($3,000,000) the Purchase Price shall be reduced by the full amount of the applicable Remediation Amount without regard to the Aggregate Deductible and any reductions pursuant to this proviso shall not be used in calculating whether the Aggregate Deductible has been met with respect to any other Environmental Defects.
(e)    Environmental Dispute Resolution. The Parties agree to resolve disputes concerning the existence and scope of an Environmental Defect or Remediation Amount pursuant to this Section 7.1(e) (the “Environmental Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding Environmental Disputed Matters on or before Closing, the Closing shall be delayed as to only the Assets subject to the Environmental Disputed Matters until the Parties finally resolve the dispute pursuant to this Section 7.1(e) (and in such event, the Assets subject to such Environmental Disputed Matters shall be assigned to SM Energy pending resolution of the Environmental Disputed Matters) and the Purchase Price shall be reduced by the Allocated Value of such Assets; provided, however, if either Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied due, in whole or in part, to Environmental Defects, then the Parties will resolve all Environmental Disputed Matters pursuant to this Section 7.1(e) prior to Closing. In the event that neither Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied, it is understood and agreed that the Parties shall proceed to Closing as contemplated herein. The Environmental Disputed Matters will be finally determined pursuant to this Section 7.1(e). There will be a single arbitrator, who must be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas properties, as selected by mutual agreement of Buyer and SM Energy within fifteen (15) days after any Party invokes the provisions of this Section 7.1(e) to resolve such Dispute, and absent such agreement, by the Dallas office of the AAA (the “Environmental Arbitrator”). The Environmental Arbitrator, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the Environmental Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The arbitration proceeding will be held in Dallas, Texas and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 7.1(e). The Environmental Arbitrator’s determination must be made within twenty (20) days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 7.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in the applicable Environmental Defect Notice (which such award shall not exceed the Allocated Value of the applicable Environmental Defect Property). The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. SM Energy and Buyer will each bear its own legal fees and other costs of presenting its case. Any decision rendered by the Environmental Arbitrator pursuant hereto shall be final, conclusive and binding on SM Energy and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each Party will bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price at Closing pursuant to Section 2.4 and Buyer would otherwise be entitled to an adjustment under the provisions of Section 7.1(d), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and SM Energy of such award and subject to Section 7.1(d), the Purchase Price will be adjusted pursuant to Section 2.4 by such Remediation Amount.

7.2    NORM. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be NORM located in, on or under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos or NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM. NORM containing material may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of asbestos and NORM from the Assets.

ARTICLE VIII
CERTAIN AGREEMENTS
8.1    Conduct of Business. Except (x) as set forth in Schedule 8.1, (y) as expressly contemplated by this Agreement or (z) as expressly consented to in writing by Buyer, SM Energy agrees that from and after the Execution Date up to Closing:
(a)    SM Energy will, and will cause its Affiliates to:
(i)    conduct the business of the Company in the ordinary and usual course consistent with past practice;
(ii)    use its commercially reasonable efforts to cause the Assets to be maintained and operated in the usual, regular and ordinary manner consistent with past practice;
(iii)    use commercially reasonable efforts to pay or cause to be paid all Burdens, Asset Taxes and Operating Expenses, and other payments incurred with respect to the Assets consistent with past practice, except expenses or Burdens being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the termination of a Lease, in which case SM Energy will notify Buyer and obtain Buyer’s approval prior to withholding such payment;
(iv)    maintain insurance coverage on the Assets in the amounts and types currently in force;
(v)    use commercially reasonable efforts consistent with past practice to cause to be maintained in full force and effect all Leases, except where any such Lease terminates pursuant to its existing terms or where a reasonable and prudent operator would not maintain the same;
(vi)    notify Buyer of any election that SM Energy, the Company or its or their Affiliates is required or has the right to make under any joint operating agreement, marketing or purchase contract, area of mutual interest agreement or farmout agreement, specifying the nature and time period associated with such election;

(vii)    give prompt notice (and in any event within one (1) Business Day of receipt of written notice from any Third Party) to Buyer of any emergency requiring immediate action, or any emergency action taken, in the face of serious risk to life, property or the environment, (including prevention of environmental contamination);
(viii)    use commercially reasonable efforts to preserve or cause to be preserved relationships with Third Parties having business dealings relating to the Assets;
(ix)    notify Buyer of any operation proposed by a Third Party that is reasonably estimated to cost SM Energy, the Company or its or their Affiliates in excess of $150,000;
(x)    maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices; and
(xi)    give written notice to Buyer as soon as is practicable of any written notice received or given by SM Energy, the Company or its or their Affiliates with respect to any alleged breach by SM Energy, the Company or its or their Affiliates of any Lease or Material Contract;
(b)    SM Energy will not, and will cause its Affiliates (including the Company) not to:
(i)    adopt any amendments to, or give any waivers under, the Company Organizational Documents or the Contribution Documents;
(ii)    declare, set aside, make or pay any dividend or other distribution in respect of the Interests or any other Membership Interests in the Company;
(iii)    repurchase, redeem or otherwise acquire the Interests or any other Membership Interests in the Company;
(iv)    transfer, sell, pledge, encumber or dispose of the Interests or any other Membership Interests in the Company held by SM Energy;
(v)    issue, deliver, sell or pledge, or authorize the issuance, delivery, sale or pledge of Membership Interests in the Company or grant options, warrants calls or other rights to purchase or otherwise acquire Membership Interests in the Company, whether to SM Energy or any of its Affiliates, any Affiliates of the Company or any Third Party;
(vi)    split, combine or reclassify any Membership Interests in the Company, or issue any other securities in respect of, in lieu of or in substitution for, any Membership Interests in the Company;
(vii)    except for (A) emergency operations, (B) operations required under presently existing AFEs described on Schedule 3.16, (C) operations undertaken to avoid any penalty provision of any Contract or Governmental Authority order, and (D) operations undertaken pursuant to an approved annual budget for the Springfield gathering systems, agree to, or propose any operations on the Assets anticipated to cost (net to the interest of SM Energy, the Company or its or their Affiliates) in excess of $150,000 per operation; provided, that with respect to emergency operations, SM Energy shall notify Buyer of such emergency as soon as reasonably practicable following receipt of written notice from any Third Party Operator;
(viii)    enter into an Contract that, if entered into prior to the Execution Date, would be required to be listed in Schedule 3.12(a),
(ix)    terminate (unless such Material Contract terminates pursuant to its stated terms) or amend the terms of any Material Contract;
(x)    hire any Person as an employee, consultant or independent contractor of the Company, or enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any Person to which the Company is party;
(xi)    make, change or revoke any material Tax election or materially change financial accounting policies or procedures, except as required by GAAP or applicable law;
(xii)    enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or substantially all of the assets or business of, any other Person;
(xiii)    (A) except for the matters disclosed on Schedule 8.1, with respect to the Company, issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness, (B) except in the ordinary course of business consistent with past practice (provided that such exception shall apply only to periods prior to the Effective Date) or as specifically provided in this Agreement, pay, repay, discharge, purchase, repurchase or satisfy any indebtedness of the Company out of Company funds, (C) modify the terms of any indebtedness of the Company, or (D) except as specifically provided in this Agreement, modify the terms of any Liability that will remain in effect as an obligation of the Company after the Closing;
(xiv)    cancel or compromise any debt or claim held by the Company, or waive or release any right of the Company except in the ordinary course of business consistent with past practice (provided that such exception shall apply only to periods prior to the Effective Date);
(xv)    enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Person (including, but not limited to, agreements with “area of mutual interest” provisions);
(xvi)    except for the matters disclosed on Schedule 3.10, settle any suit or litigation or waive any claims or rights in each case attributable to the Assets and effecting the period after the Effective Time;
(xvii)    become a non-consenting party to any operation proposed by a Third Party;
(xviii)    except for AFEs included on Schedule 3.16, approve any individual AFE or similar request or invoice for funding or participation under any Contract (other than those required under the terms of any Contract) or otherwise which would reasonably be estimated to require expenditures in excess of $150,000 (net to the interest of SM Energy, the Company or its or their Affiliates);
(xix)    grant or create any Preferential Rights or transfer restriction with respect to the Assets except in connection with the performance by SM Energy of any obligation or agreement existing on the Execution Date or pursuant to this Agreement;
(xx)    transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets and for which replacement equipment of equal or greater value has been obtained;
(xxi)    voluntarily abandon any of the Leases or Wells other than as required pursuant to the terms of a Lease or applicable Law;
(xxii)    voluntarily waive or release any material right that could reasonably be expected to adversely affect Buyer’s ownership or use of, and the ability to operate, the Assets after Closing;
(xxiii)    make any regulatory or other filings of any kind with any Governmental Authority that could reasonably be expected to adversely affect Buyer’s ownership or use of the Assets after Closing; or
(xxiv)    commit to do any of the foregoing.
Buyer acknowledges that the Company owns an undivided interest in the Assets with respect to which it is not the Operator, and Buyer agrees that the acts or omissions of the other Working Interests owners (including the Third Party Operators) who are not SM Energy or the Company shall not constitute a breach of the provisions of this Section 8.1, and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 8.1 so long as SM Energy voted its interest in such a manner that complies with the provisions of this Section 8.1.

8.2    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by SM Energy or its Affiliates (excluding the Company) with Governmental Authorities and relating to the Assets and set forth on Schedule 3.28 are transferable to Buyer. At or prior to Closing, Buyer shall deliver to SM Energy evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own the Assets.
8.3    HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and SM Energy of this Agreement, Buyer and SM Energy will each prepare and file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and SM Energy agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and SM Energy shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and SM Energy’s compliance with the HSR Act. Buyer and SM Energy shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of SM Energy and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to closing and consummate the transactions contemplated hereby as promptly as practicable and in any event not later than the Outside Termination Date; provided, however, nothing in this Agreement shall require Buyer or SM Energy to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or SM Energy (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Buyer or SM Energy or the Assets. The filing fees associated with any such HSR Act filing shall be borne one-half by Buyer and one-half by SM Energy. Notwithstanding any provision of this Section 8.3, no Party shall be required to provide the other Party with information regarding the value of the transaction, in order to comply with contractual arrangements or applicable Laws, or subject to the attorney client privilege, work product doctrine or other similar privilege.
8.4    Financial Statements and Cooperation.
(a)    SM Energy acknowledges that Buyer or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets in documents filed by Buyer or its Affiliates or assignee with the SEC pursuant to the Securities Act, or in other materials (including offering materials for securities offered and sold as eligible for resale under Rule 144A of the Securities Act), and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”). At Buyer’s request, from and after the Execution Date and for up to three years after Closing, SM Energy shall, at Buyer’s sole cost and expense, provide Buyer (or its applicable Affiliate or assignee) and its auditor reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of SM Energy and its Affiliates (the “Seller Group”) and use reasonable efforts to, at Buyer’s sole cost and expense, provide reasonable access during normal business hours to Seller Group’s accounting firm, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, and its representatives, for the sole purpose of creating and, to the extent required by Law, auditing, the Requisite Financial Statement Information. Notwithstanding anything to the contrary, (i) SM Energy shall in no event be required to create new records relating to the Assets or financial statements and (ii) the access to be provided to Buyer shall not interfere with SM Energy’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during SM Energy’s normal business hours.
(b)    SM Energy agrees to provide its written consent for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended. Upon request of Buyer, SM Energy shall request the external audit firm that audits the Seller Group’s financial statements (the “Seller Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements in any such registration statement, report or other document and SM Energy shall use its commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of the Seller Group’s independent accountants and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants.
(c)    All of the information provided by SM Energy pursuant to this Section 8.4 is given without any representation or warranty, express or implied, and no member of the SM Energy Indemnified Parties or Seller Audit Firm shall have any liability or responsibility with respect thereto. Buyer shall reimburse the Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Group in complying with this Section 8.4.
8.5    Names. As soon as reasonably possible after final resolution of all Title Disputed Matters, Buyer shall change the name of the Company or merge the Company into Buyer so as to remove the names and other identifying marks of SM Energy and its Affiliates, and (b) ninety (90) days after Closing, Buyer shall remove or caused to be removed, the names and other identifying marks of SM Energy and its Affiliates, if any, from the Assets. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the forgoing and to place the title or other indicia of ownership of the Assets in a name other than any name of SM Energy or any of its Affiliates, or any variations thereof.
8.6    Hedging Matters.
(a)    On January 3, 2017 or such later date as directed by email by Sponsor, but in no event later than January 15, 2017, SM Energy shall in consultation with and at the direction of Buyer enter into one or more NYMEX swap contracts (each, a “Hedge Contract”) intended to reduce or eliminate the risk of fluctuation in the price of Hydrocarbons covering the production set forth on Schedule 8.6(a) through 2021 (the “Hedging Volumes”) with any of JP Morgan Chase Bank, N.A., Wells Fargo Bank N.A. or Bank of America Merrill Lynch or their respective Affiliates (collectively, the “Counterparties”). SM Energy hereby agrees to enter into novations of such Hedge Contracts, and Buyer or the Company hereby agrees to accept such novations upon Closing and will assume all Liabilities and retain all economic value related or attributable to such Hedge Contract (including, for the avoidance of doubt, any such Liabilities or gains attributable to the period on or before the Closing), pursuant to documentation required by the Counterparties. Upon Buyer’s request, SM Energy shall provide pricing information for any requested Hedge Contract. If this Agreement is terminated for any reason, SM Energy shall determine whether or not, and if so, when, to terminate any and all Hedge Contracts in its sole discretion.
(b)    If this Agreement is terminated prior to Closing the following shall apply:
(i)    Within three (3) Business Days after the termination of this Agreement, Buyer and SM Energy shall endeavor in good faith to agree on the net aggregate value of all Hedge Contracts to SM Energy as of the termination date.  If Buyer and SM Energy are unable to so agree, then within two (2) Business Days thereafter SM Energy shall, with respect to each Hedge Contract, obtain a written quote from the applicable Counterparty for the amount that such Counterparty would pay (expressed as a positive number) or require to be paid (expressed as a negative number) in order to terminate such Hedge Contract as of the date such quotation is provided (including, for the avoidance of doubt, any such losses or gains attributable to the period on or before Closing) and promptly provide a copy thereof to Buyer.  The net aggregate value agreed between Buyer and SM Energy or the sum of all such quotations, as applicable, shall be referred to herein as the “Aggregate Net Hedge Value”.
(ii)    If this Agreement is terminated by SM Energy pursuant to Section 12.1(a) because the conditions set forth in Sections 9.2(a) and 9.2(b) have not been satisfied as of the Outside Termination Date, then (A) if the Aggregate Net Hedge Value is positive, no payment shall be owing by any Party to the other Party with respect to the Hedge Contracts and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay the absolute value of such amount to SM Energy within five (5) Business Days of receipt of such quotations.
(iii)    If this Agreement is terminated by Buyer pursuant to Section 12.1(b) because the conditions set forth in Sections 9.1(a) and 9.1(b) have not been satisfied as of the Outside Termination Date, then (A) if the Aggregate Net Hedge Value is positive, SM Energy shall pay the absolute value of such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, no payment shall be owing by any Party to the other Party with respect to the Hedge Contracts.
(iv)    If this Agreement is terminated pursuant to Section 12.1(e) because the conditions set forth in Section 9.1(f) have not been satisfied as of the Closing Date because a Specified Required Consent has not been obtained, then the Hedge Contracts shall remain with SM Energy and Buyer shall have no liability to SM Energy or the Company with respect to any Hedge Contracts regardless of the Aggregate Net Hedge Value at such time.
(v)    If this Agreement is terminated other than pursuant to Section 12.1(a) or Section 12.1(b) because the conditions set forth in Sections 9.1(a) and 9.1(b), or 9.2(a) and 9.2(b), as applicable, have not been satisfied as of the Outside Termination Date, or pursuant to Section 12.2(e) because the conditions set forth in Section 9.1(f) have not been satisfied as of the Closing Date because any Required Consent that is a Specified Required Consent has not been obtained, then (A) if the Aggregate Net Hedge Value is positive, SM Energy shall pay such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay such amount to SM Energy within five (5) Business Days of receipt of such quotations.
(c)    If Closing occurs and any Counterparty refuses to novate any Hedge Contract to Buyer or the Company in connection with Closing, then SM Energy shall promptly (and in any event within one (1) Business day of receipt of notice from Buyer) unwind the Hedge Contracts and (A) if the Aggregate Net Hedge Value is positive, SM Energy shall pay such amount to Buyer within five (5) Business Days of receipt of such quotations and (B) if the Aggregate Net Hedge Value is negative, Buyer shall pay such amount to SM Energy within five (5) Business Days of receipt of such quotations.
8.7    Financing Cooperation. For the period beginning on the Execution Date and ending on the Closing Date, the Seller Group agrees to use their reasonable best efforts to cooperate (and to cause their Representatives to cooperate) as reasonably requested by Buyer in connection with Buyer’s efforts to satisfy the conditions precedent to the Financing by (a) furnishing the Buyer with financial and operational information regarding the Assets, including lease, well and production records and financial statements; (b) reasonably cooperating with the marketing and syndication efforts of the Buyer and the Financing Sources for any portion of the Financing; (c) providing Buyer, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities and as reasonably requested by Buyer on behalf of the Financing Sources with respect to the Assets in connection with the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, provided such request is made at least ten (10) Business Days prior to the Closing Date; and (d) furnishing to the Buyer and the Financing Sources, as promptly as reasonably practicable, such additional financial and other information as the Buyer shall reasonably request in order to consummate the Financing. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Seller Group to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any Third Party confidentiality obligations to which the Seller Group is bound, or violate any applicable Law. It is understood and agreed by the Parties that the cooperation by the Seller Group described in this Section 8.7 shall not obligate the Seller Group to take any actions that materially adversely interfere with its ongoing business.
No member of the Seller Group shall have any liability or responsibility to (x) any Financing Source with respect to any of its obligations under this Section 8.7 or (y) Buyer with respect to the accuracy or completeness of any information delivered pursuant to this Section 8.7. Buyer shall reimburse the Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Group in complying with this Section 8.7.
8.8    Equity Commitment. On or before 5:00 p.m. CST on January 2, 2016, Buyer will deliver to SM Energy an equity commitment letter in a form mutually acceptable to SM Energy and Buyer that provides a commitment in support of Buyer’s obligations pursuant to Section 8.6.
ARTICLE IX
CONDITIONS TO CLOSING
9.1    Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Buyer) on or prior to the Closing of each of the following conditions:
(a)    Representations. The representations and warranties of SM Energy set forth in ARTICLE III shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect; provided, that, notwithstanding anything to the contrary herein, any (i) breach that would (A) cause Buyer to incur any Liability or (B) decrease the value of the Assets, in each case in an aggregate amount equal to or greater than $200,000,000 or (ii) material breach of the Fundamental Representations shall be deemed a “Material Adverse Effect”.
(b)    Performance. SM Energy shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by SM Energy is required prior to or at the Closing Date.
(c)    No Legal Proceedings. No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.
(d)    Title Defects; Environmental Defects; Preferential Rights; Consents; Casualty Losses. The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) the amount deposited into the escrow account pursuant to Section 6.2(c)(ii), less (C) all Title Benefit Amounts determined under Section 6.2(g), plus (ii) all Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (iii) all adjustments to the Purchase Price made pursuant to Section 6.4(c)(ii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(d) in respect of unobtained Hard Consents (other than Required Consents, which are addressed in Section 9.1(f) below), plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than twenty percent (20%) of the unadjusted aggregate Purchase Price.

(e)    HSR Act. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.
(f)    Required Consents. SM Energy shall have obtained all Required Consents.
(g)    Indebtedness. The Company shall not have any outstanding Liabilities for Indebtedness, any Encumbrances binding the Company or any of the Assets related to any Indebtedness (other than Permitted Encumbrances or Encumbrances to be released at Closing), or any outstanding Indebtedness or other Liabilities (including trade payables incurred in the ordinary course of business) to SM Energy, its Affiliates or Affiliates of the Company.
(h)    Hedging. SM Energy shall have performed, in all material respects, its obligations under Section 8.6.
(i)    Closing Deliverables. SM Energy shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by SM Energy under Section 11.3.
9.2    SM Energy’s Conditions to Closing. The obligations of SM Energy to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by SM Energy) on or prior to the Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
(b)    Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
(c)    No Legal Proceedings. No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.
(d)    Title Defects; Environmental Defects; Preferential Rights; Consents; Casualty Losses. The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) the amount deposited into the escrow account pursuant to Section 6.2(c)(ii), less (C) all Title Benefit Amounts determined under Section 6.2(g), plus (ii) all Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (iii) all adjustments to the Purchase

Price made pursuant to Section 6.4(c)(ii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(d) in respect of unobtained Hard Consents (other than Required Consents, which are addressed in Section 9.19.1(f) above), plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than twenty percent (20%) of the unadjusted aggregate Purchase Price.
(e)    HSR Act. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.
(f)    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to SM Energy the documents and other items required to be delivered by Buyer under Section 11.3.
ARTICLE X
TAX MATTERS
10.1    Tax Matters. Up to the Closing Date, SM Energy shall be responsible for filing with the applicable taxing authorities each Company Tax Return that is required to be filed on or before the Closing Date and paying any Company Taxes due and owing; provided, that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 10.1(c), such payment shall be on behalf of Buyer, and promptly following the Closing Date, Buyer shall pay to SM Energy any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 2.4. Following the Closing Date, SM Energy shall be responsible for paying all additional Company Taxes to the extent such Taxes relate to the periods on or before the Effective Time, as determined pursuant to Section 10.1(c) and shall reimburse Buyer therefor.
(a)    Buyer shall be responsible for filing with the applicable taxing authorities each Company Tax Return that is required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that SM Energy is required by Law to file a Tax Return with respect to such Taxes after the Closing Date that includes all or a portion of a Tax period for which Buyer is liable for such Taxes, following SM Energy’s request, Buyer shall promptly pay to SM Energy all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 2.4), whether such Taxes arise out of the filing of an original Tax Return or a subsequent audit or assessment of Taxes. SM Energy shall be entitled to all Tax credits and Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time.
(b)    Asset Taxes with respect to the Current Tax Period, but excluding Asset Taxes that are based on sales or on the quantity of or the value of production of Hydrocarbons, shall be apportioned between the Parties as of the Effective Time with (i) SM Energy being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction (A) the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and (B) the denominator of which is the total number of days in the Current Tax Period, and (ii) Buyer being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction (A) the numerator of which is the number of days (including the day that includes the Effective Time) in the Current Tax Period from and after the Effective Time and (B) the denominator of which is the total number of days in the Current Tax Period. Asset Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, on or after the Effective Time. Asset Taxes that are sales, use, or similar Taxes shall be apportioned between the parties based on whether the transaction giving rise to the Tax took place before or after the Effective Time. Any income Tax Liability of the Company or franchise Tax Liability shall be apportioned between the Parties as of the Effective Time with (i) SM Energy being obligated to pay the amount that would be payable if the Tax period of the Company ended on (but did not include) the Effective Time, and (ii) Buyer being obligated to pay the remainder; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (but not including) the Effective Time and the period beginning from and after the Effective Time in proportion to the number of days in each period. Notwithstanding anything to the contrary herein, any Texas franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax. To the extent the Company is included in a combined Texas franchise tax report with SM Energy or any member of the Seller Group, the allocation provided in this Section 10.1(c) shall be calculated as if the Company left the combined group immediately after the Effective Time. In the event that Buyer or SM Energy makes any payment (directly or indirectly) for which it is entitled to reimbursement under this Section 10.1, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.
(c)    The amount of any refunds or credits of Taxes of the Company for any taxable period ending prior to the date of the Effective Time and for the portion of any Current Tax Period through the Effective Time shall be for the account of SM Energy. The amount of any refunds or credits of Taxes of the Company for any taxable period or the portion of any Current Tax Period beginning on or after the date of the Effective Time shall be for the account of the Buyer. The amount of any refunds or credits of Taxes of the Company for any Current Tax Period shall be equitably apportioned between the Buyer and SM Energy in accordance with the principles set forth in Section 10.1(c). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 10.1(d) the amount of such refund or credit within thirty (30) days after such refund is received, or such credit is recognized, but only to the extent that such amounts have not already been accounted for under Section 2.4, in each case net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit. Buyer shall take all necessary actions, or cause the Company to take all necessary actions, as commercially reasonable (i) to obtain any refunds of Taxes of the Company for the account of SM Energy pursuant to this Section 10.1(d), or (ii) to obtain credits or offsets to Taxes of the Company attributable to taxable periods ending prior to the date of the Effective Time or the portion of any Current Tax Period through (but not including) the Effective Time.

(d)    The Purchase Price shall be increased pursuant to Section 2.4(b) by (or Buyer shall otherwise reimburse SM Energy for) the amount of Asset Tax for all Tax periods or portions thereof ending on or before the Closing Date that SM Energy or the Company has paid on behalf of other Working Interest owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Assets and that have not been recouped by SM Energy or the Company before the Closing Date from such other Working Interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets and Buyer shall be subrogated to all rights with respect thereto. Notwithstanding anything to the contrary, to the extent that Buyer receives any Tax refund or credit to which SM Energy is entitled as described above, or any recoupment of Taxes described in the preceding sentence, Buyer shall cause the Company to immediately pay such amount to SM Energy to the extent the Adjusted Purchase Price has not been increased pursuant to Section 2.4(b) on account thereof.
(e)    The Parties agree that any payments made pursuant to Section 2.4, Section 2.6, ARTICLE XII or this Section 10.1 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
(f)    To the extent allowable under applicable law, SM Energy will use its commercially reasonable efforts to obtain third party consents to and cause an election to be made out of subchapter K within the meaning of Section 761 of the Code effective for the taxable year that includes the Closing Date with respect to the tax partnership set forth in Schedule 3.21; provided, however, that in no event will SM Energy or any third party be required to make any payment related to such election. If no such election occurs or is invalidated, then notwithstanding anything to the contrary in this Agreement, SM Energy shall retain and reimburse Buyer for, any indemnity obligations of Section 8.1 of the applicable tax partnership agreement as a result of the transactions contemplated by this Agreement.
10.2    Transfer Taxes. All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the transfer of the Interests undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer. The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes. Buyer agrees to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes.
10.3    Tax Cooperation. Buyer and SM Energy shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
ARTICLE XI
CLOSING

11.1    Date of Closing. Subject to the conditions stated in this Agreement, the transfer by SM Energy and the acceptance by Buyer of the Interests (the “Closing”) shall occur on February 28, 2017, or, if all conditions to Closing in ARTICLE IX (other than those conditions that are only capable of being satisfied at the Closing) have not yet been satisfied or waived by that date, five (5) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and SM Energy may agree upon in writing. The date when Closing actually occurs shall be the “Closing Date.”
11.2    Place of Closing. Closing shall be held at the offices of SM Energy, at 1775 Sherman Street, Suite 1200, Denver, CO 80203 or such other location as Buyer and SM Energy may agree upon in writing.
11.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    SM Energy and Buyer shall execute and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;
(b)    SM Energy and Buyer shall execute and deliver the Preliminary Settlement Statement pursuant to Section 2.6(a);
(c)    Buyer shall deliver to SM Energy, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Amount;
(d)    SM Energy shall deliver on forms supplied by Buyer (and reasonably acceptable to SM Energy) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer or the Company of proceeds attributable to Hydrocarbon production from the Assets from and after the Effective Time, for delivery by Buyer to each purchaser of such Hydrocarbon production;
(e)    SM Energy shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that SM Energy is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations;
(f)    SM Energy shall deliver evidence to the reasonable satisfaction of Buyer that all Required Consents have been obtained;
(g)    Buyer shall execute and deliver a certificate from an authorized officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled by Buyer;

(h)    SM Energy shall execute and deliver a certificate from an authorized officer of SM Energy certifying on behalf of SM Energy that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by SM Energy;
(i)    SM Energy shall deliver a recordable release (in forms reasonably acceptable to Buyer and the Financing Sources) of any trust, mortgages, financing statements, fixture filings and security agreements made by SM Energy, the Company or any of its other Affiliates affecting the Assets, including with respect to any matters listed on Schedule 3.7 and Schedule 8.1;
(j)    Buyer and SM Energy shall execute and deliver the Mutual Release;
(k)    SM Energy and the Company shall execute and deliver the Seismic License;
(l)    SM Energy and Buyer shall execute and deliver the Transition Services Agreement; and
(m)    SM Energy and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at Closing.
11.4    Records. In addition to the obligations set forth under Section 11.3 above, as soon as reasonably practicable following Closing but in any event within thirty (30) days following the Closing Date, SM Energy shall make available to Buyer, during normal business hours at SM Energy’s offices, such copies of the Records to which Buyer is entitled pursuant to the terms of this Agreement.
ARTICLE XII
ACQUISITION TERMINATION AND REMEDIES
12.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:
(a)    by SM Energy, if any of the conditions set forth in Section 9.2 (other than the conditions set forth in Section 9.2(d)) have not been satisfied by Buyer on or before March 31, 2017 (the “Outside Termination Date”);
(b)    by Buyer, if any of the conditions set forth in Section 9.1 (other than the conditions in Section 9.1(d), 9.1(f) or 9.1(h)) have not been satisfied by SM Energy on or before the Outside Termination Date;
(c)    by SM Energy, if the condition set forth in Section 9.2(d) is not satisfied on or before the Closing Date;
(d)    by Buyer, if the condition set forth in Section 9.1(d) has not been satisfied on or before the Closing Date;

(e)    by Buyer, if the condition set forth in Section 9.1(f) has not been satisfied on or before the Closing Date;
(f)    by Buyer if the condition set forth in Section 9.1(h) has not been satisfied on or before the Closing Date; or
(g)    by the mutual written agreement of Buyer and SM Energy;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a) or (b) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
12.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1, then, except for the provisions of (i) Section 2.3, Sections 5.1(c) through 5.1(f), Section 5.2, Section 5.3, Section 8.6, this Section 12.2 and Section 13.9, and (ii) such terms as set forth in this Agreement in order to give context to any of the surviving Sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder, in which case the non-breaching Party shall be entitled to all remedies available at Law or in equity, and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party or Parties may be entitled; provided, that except as set forth in Section 12.2(c) below, neither Party shall be entitled to seek the remedy of specific performance from the other Party and, except as set forth in Section 12.2(c), each Party hereby waives any claims for specific performance such Party may have with respect to such breaches.
(a)    If SM Energy has the right to terminate this Agreement pursuant to Section 12.1(a) because a condition set forth in Sections 9.2(a), 9.2(b), 9.2(c) or 9.2(f) has not been satisfied, (i) all of the conditions in Section 9.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer) (unless the failure to satisfy such condition arises from the action or inaction by Buyer or any Buyer Indemnified Party), and (ii) SM Energy is ready, willing and able to perform its obligations under Section 11.3 then, in such event, SM Energy shall have the right, as SM Energy’s sole and exclusive remedy against Buyer, to terminate this Agreement pursuant to Section 12.1(a) and receive the Deposit from the escrow account as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, and SM Energy and Buyer shall, subject to Buyer’s rights to dispute the validity of any such termination, within five (5) Business Days of the date that this Agreement is terminated or the settlement of all applicable disputes with respect to such termination, take all necessary actions to cause the Escrow Agent to transfer the Deposit to SM Energy free and clear of any claims thereon by Buyer. For the avoidance of doubt, receipt of the Deposit shall constitute full and complete satisfaction of any and all damages that SM Energy may have against Buyer arising out of this Agreement, and SM Energy shall have no right to seek any other remedies available at Law or in equity against Buyer arising out of this Agreement, including specific performance. The provision for payment of the Deposit as liquidated damages in this Section 12.2 has been included because, in the event of a termination of this Agreement permitting SM Energy to receive the Deposit, the actual damages to be incurred by SM Energy can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(b)    If Buyer has the right to terminate this Agreement pursuant to Section 12.1(b) because a condition set forth in Sections 9.1(a), 9.1(b), 9.1(c) or 9.1(i) has not been satisfied (i) all of the conditions in Section 9.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by SM Energy) (unless the failure to satisfy such condition arises from the action or inaction by SM Energy or any SM Indemnified Party), and (ii) Buyer is ready, willing and able to perform its obligations under Section 11.3, then, in such event, (A) Buyer shall be entitled to receipt of the Deposit, the Parties shall have no liability or obligation hereunder as a result of such termination, and SM Energy and Buyer shall, subject to SM Energy’s rights to dispute the validity of any such termination, within five (5) Business Days of the date that this Agreement is terminated, take all necessary actions to cause the Escrow Agent to return the Deposit to Buyer free and clear of any claims thereon by SM Energy, or (B) Buyer shall have the right, in lieu of terminating this Agreement, to seek all remedies available at Law or in equity, including specific performance. SM Energy agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. SM Energy agrees to waive any requirement for the posting of a bond in connection with any equitable relief hereunder in favor of Buyer, and SM Energy agrees not to challenge any such equitable relief sought in accordance with this Section 12.2(c).
(c)    Notwithstanding anything contained in this Section 12.2, if Buyer terminates this Agreement pursuant to Section 12.1(e) because the condition set forth in Section 9.1(f) has not been satisfied, then Buyer shall be entitled to receipt of the Deposit, the Parties shall have no liability or obligation hereunder as a result of such termination, and SM Energy and Buyer shall, within five (5) Business Days of the date that this Agreement is terminated, take all necessary actions to cause the Escrow Agent to return the Deposit to Buyer free and clear of any claims thereon by SM Energy.
(d)    If this Agreement is terminated for any reason other than as set forth in Sections 12.2(b), 12.2(c), or 12.2(d) then Buyer shall be entitled to receipt of the Deposit, the Parties shall have no liability or obligation hereunder as a result of such termination, and SM Energy and Buyer shall, within five (5) Business Days of the date that this Agreement is terminated, take all necessary actions to cause the Escrow Agent to return the Deposit to Buyer free and clear of any claims thereon by SM Energy.
(e)    Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.
(f)    It is understood for the avoidance of doubt that under no circumstances shall any Financing Source have any liability to SM Energy or any of its Affiliates in respect of the Deposit or any other liability to SM Energy or any of its Affiliates arising hereunder or in connection herewith.
12.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to SM Energy or destroy (at Buyer’s option) all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other information furnished by SM Energy to Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement.
ARTICLE XIII
COMPANY LIABILITY; SURVIVAL; INDEMNIFICATION
13.1    Company Liability. Without limiting Buyer’s rights to indemnity under this ARTICLE XIII and subject to any adjustments to the Purchase Price pursuant to Section 2.4, from and after Closing, Buyer expressly acknowledges that the Company is responsible for, and (except as set forth in Section 13.2) neither the Company nor Buyer shall have any recourse against SM Energy for any obligations and Liabilities, known or unknown, of the Company, including those arising under, related to or in connection with the ownership, operation, use or condition of the Assets or the business of the Company, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, such as obligations to: (a) furnish makeup gas or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation contracts, (a) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, including those held in suspense, (a) pay the proportionate share attributable to the Assets to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, located on the Assets, (a) pay the proportionate share attributable to the Assets to replug any well, wellbore or previously plugged well on the Assets to the extent required or necessary, (a) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (a) pay the proportionate share attributable to the Assets to clean up, restore or remediate the Assets in accordance with Contracts and Laws, and (a) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner or operator under the Company’s Leases and the Contracts, or as required by any Law, including the payment of all Taxes related to the Assets (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”).
13.2    Indemnities of SM Energy. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise contained in this ARTICLE XIII, notwithstanding anything to the contrary contained in any Contribution Document, SM Energy shall defend, indemnify and hold harmless Buyer and its Affiliates (including, after Closing, the Company), and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:
(a)    any breach by SM Energy of its representations or warranties contained in ARTICLE III or in the certificate delivered by SM Energy pursuant to Section 11.3(h);
(b)    any breach by SM Energy of its covenants and agreements contained in this Agreement;

(c)    any matter set forth on Schedule 3.10, (i) with respect to any assets of SM Energy that are not included in the Contribution Assets for all time periods and (ii) with respect to the Assets, solely to the extent such matters relate to the period prior to the Effective Time;
(d)    the disposal or transportation prior to Closing of any Hazardous Substances by or on behalf of SM Energy or the Company or any of its contractors or subcontractors generated or used upon and taken from the Assets to any location not on the Assets;
(e)    personal injury (including death) claims attributable to the ownership or operation of the Assets and arising out of SM Energy’s and its Affiliates’ (including the Company) period of ownership of the Assets prior to the Closing Date;
(f)    failure to properly and timely pay, or cause to be paid, in accordance with the terms of any Lease, Applicable Contract and applicable Laws, all Royalties with respect to the Assets that are due by or on behalf of SM Energy or any of its Affiliates (including the Company) and attributable to SM Energy’s or any of its Affiliates’ (including the Company) ownership of the Assets prior to the Effective Time (other than Suspense Funds or any such failure for which Buyer receives the benefit at or prior to Closing);
(g)    claims, demands, damages, costs and expenses, obligations or other liabilities with respect to Third Party surface owner property damage (other than property damage related to, or arising from, an Environmental Condition, Environmental Defect or other environmental matter) by SM Energy or any of its Affiliates (including the Company), or attributable to its or their ownership of the Assets, arising out of ownership on the Assets (to the extent SM Energy or any of its Affiliates (including the Company) are obligated to pay such amounts) prior to the Effective Time;
(h)    civil fines or penalties, criminal sanctions or injunctive relief attributable to SM Energy’s or any of its Affiliates’ (including the Company) period of ownership of the Assets prior to the Closing Date;
(i)    Employee Liabilities;
(j)    Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time (as determined pursuant to Section 10.1);
(k)    attributable to or arise out of the ownership, use or operation of the Excluded Assets; or
(l)    attributable to any income Tax Liability or franchise Tax Liability;
provided, however, in no event shall SM Energy have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Preliminary Settlement Statement or the Final Settlement Statement.
13.3    Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall defend, indemnify, hold harmless and forever release SM Energy and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “SM Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in ARTICLE IV or in the certificate delivered by Buyer pursuant to Section 11.3(g);
(b)    any breach by Buyer of its covenants and agreements contained in this Agreement;
(c)    Subject Transfer Taxes; or
(d)    the Assumed Obligations;
provided, however, in no event shall Buyer have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Preliminary Settlement Statement or the Final Settlement Statement.
13.4    Limitation on Liability.
(a)    Except with respect to Taxes and the obligations set forth in Section 10.1(g), if any, SM Energy shall not have any liability for any indemnification under Section 13.2 (other than Liabilities with respect to (x) the breach of the Fundamental Representations or (y) the breach of the representations and warranties set forth in Section 3.4, Section 3.6, Section 3.29, Section 3.31, Section 3.35 and Section 3.37) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to SM Energy under this ARTICLE XIII and for which SM Energy is liable exceeds $100,000 and (ii) the aggregate amount of such Liabilities for which SM Energy is liable under this Agreement after the application of the provisions of clause (i) above exceeds Twenty Million Dollars ($20,000,000). Notwithstanding the foregoing, the limitations in this Section 13.4(a) shall not apply to indemnification under Sections 13.2(b), 13.2(c), 13.2(i), 13.2(j), 13.2(k) or 13.2(l).
(b)    Except with respect to Taxes and the obligations set forth in Section 10.1(g), if any, notwithstanding anything to the contrary contained in this Agreement, SM Energy shall not be required to indemnify the Buyer Indemnified Parties under Section 13.2 (other than Liabilities with respect to (x) the breach of the Fundamental Representations, (y) the breach of the representations and warranties set forth in Section 3.4, Section 3.6, Section 3.29, Section 3.31, and Section 3.35 or (z) the indemnifications under Sections 13.2(b), 13.2(j), 13.2(k) or 13.2(l)) for aggregate Liabilities in excess of twenty-five percent (25%) of the aggregate unadjusted Purchase Price. Notwithstanding the foregoing, in no event will SM Energy be required to indemnify the Buyer Indemnified Parties under Section 13.2 for aggregate Liabilities in excess of one hundred percent (100%) of the aggregate unadjusted Purchase Price.
(c)    Notwithstanding anything herein to the contrary, for purposes of Section 13.2(a) and Section 13.3(a), when determining the breach or the amount of Liabilities resulting from a breach of representation or warranty contained in this Agreement or in the certificates delivered by the Parties pursuant to Section 11.3(g) or Section 11.3(h), as applicable, all materiality qualifications

(including Material Adverse Effect and any correlative terms) contained in the representations and warranties in ARTICLE III and ARTICLE IV or in such certificates delivered pursuant to Section 11.3 shall be disregarded.
13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.1(c), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. BUYER AND SM ENERGY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.
13.6    Exclusive Remedy for Agreement. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 5.1(c), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 11.3(g) or Section 11.3(h), as applicable. Except for (a) the remedies contained in this ARTICLE XIII, and (b) other remedies available to the Parties at Law or in equity for breaches of Section 5.1(c) and Section 5.2, and subject to Buyer’s rights pursuant to ARTICLE VI and ARTICLE VII, from and after Closing, SM Energy and Buyer each release, remise and forever discharge the other Party and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) the ownership of the Interests, or the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, and (vi) common Law rights of contribution with respect to this Agreement.
13.7    Indemnification Procedures. All claims for indemnification under Section 5.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:
(a)    For purposes of this ARTICLE XIII, the term “Indemnifying Party”, when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this ARTICLE XIII, and the term “Indemnified Party”, when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to this ARTICLE XIII.
(b)    To make claim for indemnification under Section 5.1(c), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 5.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim; provided that, where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings. Except as provided in the preceding sentence, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which may be withheld in the Indemnified Party’s sole discretion. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest; provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified

Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including in the case of a settlement an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
13.8    Survival.
(a)    The representations and warranties of SM Energy contained in ARTICLE III (other than the Fundamental Representations or the representations and warranties set forth in Section 3.6, Section 3.18 and Section 3.21) shall survive the Closing until the date that is five hundred forty (540) days from the Closing. The representations and warranties of SM Energy contained in Section 3.6, Section 3.18 and Section 3.21 shall, in each case, survive the Closing until sixty (60) days after the applicable statute of limitations (taking into account any extensions thereof) with respect to the matters and Liabilities covered by such representations and warranties have expired. The Fundamental Representations and the covenants of SM Energy herein shall, in each case, survive the Closing without time limit.
(b)    Subject to Section 13.8(a) and except as set forth in Section 13.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(c)    The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Section 13.2(d,) 13.2(e) and 13.2(g) shall survive the Closing until the date that is five hundred forty (540) days from the Closing. The indemnity in Section 13.2(f) shall survive the Closing until the date that is the second (2nd) anniversary of the Closing. The indemnities in Section 13.2(c), 13.2(h), 13.2(i), 13.2(j), 13.2(k) and 13.2(l) shall survive for thirty (30) days following the expiration of the applicable statute of limitations. The indemnities in Section 13.3(c) and Section 13.3(d) shall survive the Closing without time limit.
13.9    Non-Compensatory Damages. None of the Buyer Indemnified Parties or SM Indemnified Parties shall be entitled to recover from SM Energy or Buyer, as applicable, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and SM Energy, on behalf of each of SM Indemnified Parties, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with this Agreement or the transactions contemplated by this Agreement. This Section 13.9 shall not restrict any Party’s right to obtain specific performance or other equitable remedies (other than rescission) pursuant to Section 12.2. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct damages.
ARTICLE XIV
MISCELLANEOUS
14.1    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.
14.2    Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided, any such facsimile transmission is confirmed by written confirmation), or sent by electronic mail transmission (provided that the acknowledgement of the receipt of such electronic mail is requested and received, excluding automatic receipts), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
If to SM Energy:
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, CO 80203

Attention:	David W. Copeland – Executive Vice President, General Counsel and Corporate Secretary
Fax:    303.864.2598
Email:    dcopeland@sm-energy.com
SM Energy Company
777 North Eldridge Parkway, Suite 1100
Houston, TX 77079

Attention:	Kenneth J. Knott – Senior Vice President – Business Development and Land
Fax:        281.677.2810
Email:        kknott@sm-energy.com
If to Buyer:

Venado EF LLC
13501 Galleria Circle, Suite 350
Austin, Texas 78738
Attention:    James F. Murchison - Chief Financial Officer
Fax:    512.518.2910
Email:    jmurchison@vogllc.com

With a copy to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention:    Mike Bengtson
Fax:    512.322.8349
Email:    mike.bengtson@bakerbotts.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic mail or facsimile transmission during normal business hours, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, electronic mail address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2. Notwithstanding anything to the contrary in this Section 14.2, no notice of any breach of this Agreement may be delivered by electronic mail.
14.3    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
14.4    Waivers; Rights Cumulative. Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
14.5    Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a mining or other partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.
14.6    Entire Agreement; Conflicts; No Third Party Beneficiaries. THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT.
(a)    THE TERMS AND PROVISIONS OF THIS AGREEMENT ARE INTENDED SOLELY FOR THE BENEFIT OF THE PARTIES, THEIR RESPECTIVE

SUCCESSORS OR PERMITTED ASSIGNS, AND IT IS NOT THE INTENTION OF THE PARTIES TO CONFER THIRD PARTY BENEFICIARY RIGHTS UPON ANY OTHER PERSON; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE FINANCING SOURCES, THE FINANCE RELATED PARTIES AND THEIR RESPECTIVE REPRESENTATIVES SHALL BE EXPRESS THIRD PARTY BENEFICIARIES OF, AND SHALL BE ENTITLED TO ENFORCE (AND ENTITLED TO RELY ON), SECTION 12.2(G), SECTION 13.6, THIS SECTION 14.6(B), SECTION 14.7, SECTION 14.16 AND SECTION 14.17.
14.7    Governing Law; Venue; Jury Waiver.THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT (WITHOUT LIMITING THE PROVISIONS OF SECTION 14.17) ANY CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) IN CONNECTION WITH THIS AGREEMENT AGAINST THE FINANCING SOURCES, OR THE FINANCE RELATED PARTIES IN ANY WAY RELATING TO THE DEBT FINANCING AND THE TRANSACTIONS CONTEMPLATED THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
(a)    ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS IN HOUSTON, HARRIS COUNTY, TEXAS. WITHOUT LIMITING THE PROVISIONS OF SECTION 14.17 AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH OF THE PARTIES HERETO (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR THE FINANCE RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 14.2 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY

OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE. INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE FINANCING SOURCES OR ANY FINANCE RELATED PARTIES OR THE FINANCING.
14.8    Further Cooperation.
After the Closing, SM Energy, Buyer and their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, from time to time such further documents and instruments of conveyance and transfer, and shall take such other actions as SM Energy or Buyer may reasonably request, for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, to convey and deliver the Interests to Buyer, to perfect Buyer’s title to any of the Assets and to accomplish the orderly transfer of the Interests to Buyer in the manner contemplated by this Agreement.
14.9    Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification hereof.
14.10    Parties in Interest. Except as set forth in Section 13.2 or Section 13.3, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.
14.11    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, Buyer may, by written notice to SM Energy, assign Buyer’s interest in this Agreement or all or a portion of the Interests to one or more Affiliates of Buyer and in such event Buyer shall remain liable for all Buyer obligations under this Agreement.
14.12    Publicity. Buyer and SM Energy shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld. If either Party desires to make a public announcement, it shall first give the other Party reasonable advance written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement. Notwithstanding anything to the contrary in this Section 14.12, (A) a Party may make any public announcement where such release or statement is deemed in good faith by the releasing Party and upon opinion of counsel to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed; and (B) any Party or Affiliate of a Party may disclose information regarding the Assets in investor presentations, industry conference presentations or similar disclosures to the extent that such information has previously been publicly released; provided that such disclosure shall not include the name of the non-disclosing Party or its Affiliates without such Party’s prior written consent.
14.13    Preparation of Agreement. Both SM Energy and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
14.14    Conduct of the Parties. Each Party warrants that it and its Affiliates have not made, offered or authorized and agrees that it will not make, offer or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.
14.15    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
14.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that Buyer may be a partnership or limited liability company, but in all events subject to SM Energy’s rights to receive the Deposit as liquidated damages pursuant to the terms of this Agreement and subject to Section 14.11, SM Energy, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than Buyer (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, attorney, financing source (including the Financing Sources), Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Buyer (or any of the foregoing Persons successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of Buyer (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, attorney, financing source (including the Financing Sources), Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Buyer (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of Buyer under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, Buyer, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than SM Energy shall have any obligation hereunder and that Buyer has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against any of SM Energy’s financial advisors whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any of SM Energy’s financial advisors, as such, for any obligations of SM Energy under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

14.17    Waiver of Claims Against Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, SM Energy agrees, on behalf of itself and its Affiliates, that none of the Financing Sources or any of their respective general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, “Finance Related Parties”) shall have any Liability to SM Energy or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at Law or equity, in contract, in tort or otherwise, and that neither SM Energy nor any of its Affiliates will have any rights or claims against any Finance Related Parties under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Finance Related Parties in respect of financing the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

SM ENERGY COMPANY

By:    /s/ DAVID W. COPELAND
Name:    David W. Copeland

Title:	Executive Vice President, General Counsel and Corporate Secretary

VENADO EF LLC

By:    /s/ R. SCOTT GARRICK
Name:    R. Scott Garrick
Title:    Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Annex I
Definitions
“Accounting Arbitrator” has the meaning set forth in Section 2.6(c).
“AFE” has the meaning set forth in Section 3.16.
“Affected Assets” has the meaning set forth in Section 6.4(c)(ii).
“Affected Contracts” has the meaning set forth in Section 6.4(d)(ii).
“Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Party.
“Aggregate Deductible” has the meaning set forth in Section 6.2(h).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocated Value” has the meaning set forth in Section 2.5.
“Applicable Contracts” means all contracts (i) to which the Company or SM Energy is a party that relate to the Oil and Gas Properties or (ii) that will be binding on the Assets or the Company after Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements.
“Applicable Operating Agreements” means, collectively, the joint operating agreements applicable to the Assets, and “Applicable Operating Agreement” means any of them.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.
“Assets” means, excluding the Excluded Assets, all assets owned by the Company, including the Oil and Gas Properties and the Springfield System Ownership Interests.
“Assignment” means the Assignment, substantially in the form attached hereto as Exhibit C.
“Assumed Obligations” has the meaning set forth in Section 13.1.

ANNEX I

“Benefit Plan” means: (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (c) any bonus or incentive compensation plan.
“Burdens” means, with respect to any Asset, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of, production therefrom.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
“Buyer’s Representatives” has the meaning set forth in Section 5.1(a).
“Casualty Loss” has the meaning set forth in Section 6.3(b).
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 11.1.
“Closing Amount” means the Preliminary Purchase Price less the Deposit.
“Closing Date” has the meaning set forth in Section 11.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement between SM Energy and Venado Oil & Gas, LLC, dated as of October 19, 2016.
“Consents” means all consents relating to the Assets (or an item that would otherwise constitute an Asset but for the fact it was not included in the Contribution because of a Consent or Preferential Right) or the Interests that would be applicable in connection with (i) the consummation by Buyer of the transactions contemplated by this Agreement, or (ii) the Contribution.
“Contracts” means all contracts to which the Company is a party that relate to the Assets and that will be binding on the Assets or the Company after Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations

ANNEX I

or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements.
“Contribution” means the contribution of the Contribution Assets by SM Energy or its Affiliates to the Company.
“Contribution Assets” means the Oil and Gas Properties and all associated or related assets used or held for use by SM Energy or its Affiliates (excluding the Company) in the ownership and maintenance of the Oil and Gas Properties, including, without limitation, the Springfield System Ownership Interests, in each case as owned and maintained by SM Energy and its Affiliates (excluding the Company) as of the Effective Time.
“Contribution Documents” has the meaning set forth in Section 3.35.
“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“COO Agreement” means that certain Agreement for the Construction, Ownership and Operation of Midstream Assets in Maverick, Dimmit, Webb and La Salle Counties, Texas effective as of January 1, 2006, by and between SM Energy Company and Springfield Pipeline LLC, and as amended by that First Amendment to Agreement for the Construction, Ownership and Operation of Midstream Assets in Maverick, Dimmit, Webb and La Salle Counties, Texas effective as of January 1, 2016, by and between Springfield Pipeline LLC, SM Energy Company, Eagle Ford MS LLC, and Mitsui E&P Texas LP.
“Counterparties” has the meaning set forth in Section 8.6.
“Cure Period” has the meaning set forth in Section 6.2(c)(ii).
“Current Tax Period” means any Tax period beginning before, and ending after the Effective Time.
“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the Assets to the Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Defect Claim Date” has the meaning set forth in Section 6.2(a).
“Defensible Title” means such title of the Company with respect to the Assets that, subject to Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

ANNEX I

(a)    with respect to each Well or Well Location shown in Exhibit  B (but limited to the applicable Target Interval set forth in Exhibit B for such Well or Well Location and any currently producing formation (for such Well)), entitles the Company to receive not less than the Net Revenue Interest shown in Exhibit B, for such Well or Well Location throughout the duration of the productive life of such Well or Well Location, except for (i) decreases in connection with those operations in which the Company may, from and after the Execution Date, be a non-consenting co-owner (to the extent permitted pursuant to Section 8.1), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise stated in Exhibit B;
(b)    with respect to each Well or Well Location shown in Exhibit B (but limited to the applicable Target Interval set forth in Exhibit B for such Well or Well Location and any currently producing formation (for such Well)), obligates the Company to bear the Working Interest for such Well or Well Location not greater than the Working Interest shown in Exhibit B, for such Well or Well Location without increase throughout the productive life of such Well or Well Location, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under Applicable Operating Agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest in the Assets, and (iii) as otherwise stated in Exhibit B; and
(c)    is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 2.2(a).
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement, the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.
“Dispute Notice” has the meaning set forth in Section 2.6(b).
“DOJ” means the Antitrust Division of the U.S. Department of Justice.
“Effective Time” means 7:00 a.m. local time at the location of the Assets on November 1, 2016.
“Encumbrance” means a mortgage, lien, security interest, pledge, charge or other encumbrance, and “Encumber” and other similar derivatives shall be construed accordingly.
“Environmental Arbitrator” has the meaning set forth in Section 7.1(e).
“Environmental Condition” means (a) a condition existing on or prior to the Defect Claim Date with respect to the environment, including air, soil, subsurface, surface waters, ground waters

ANNEX I

or sediments that causes any Asset (or SM Energy or the Company with respect to any Asset) not to be in compliance with, or constitutes a violation of, any Environmental Law or (b) the existence as of or prior to the Defect Claim Date with respect to any Asset or the operation thereof of any condition, including any environmental pollution, contamination, degradation, damage or injury caused by, related to such Asset for which remedial or corrective action is presently required (or if known, would be presently required), or which gives rise to a Liability, under Environmental Laws.
“Environmental Defect” means an Environmental Condition with respect to an Asset that is not set forth in Schedule 3.17.
“Environmental Defect Notice” has the meaning set forth in Section 7.1(a).
“Environmental Defect Property” has the meaning set forth in Section 7.1(a).
“Environmental Laws” means all applicable federal, state and local Laws in effect as of or prior to the Execution Date, including common Law, relating to pollution or the protection of the public health, welfare and the environment, including, without limitation, those Laws relating to the generation, storage, handling, use, processing, treatment, transportation, disposal, release or other management of, or exposure to, chemicals and other Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other similarly situated oil and gas well operators or recommended (but not required) by any Governmental Authority to the extent such operating practices or standards are not legally binding or otherwise required.
“Escrow Agent” means JP Morgan Chase Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated the date hereof, among SM Energy, Buyer and the Escrow Agent, as such may be amended, modified or replaced from time to time.
“Excluded Assets” means (a) all of SM Energy’s corporate minute books, financial records and other business records that relate to SM Energy’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) subject to Section 6.3, all rights and interests relating to the Assets under any bond; (d) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (e) all claims of SM Energy or its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Taxes paid by SM Energy or its Affiliates attributable to any period prior to the Effective Time, (ii) income Taxes paid by SM Energy or its Affiliates or (iii) any Taxes attributable to the other Excluded Assets; (f) all personal computers and associated peripherals and all radio and telephone equipment; (g) all of SM Energy’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of SM Energy that may be protected by an attorney-client privilege. excluding any and all title opinions, environmental reports or evaluations and any such documents and instruments that relate to or cover any Assumed Obligations; (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that SM Energy

ANNEX I

has used commercially reasonable efforts to obtain a waiver of such confidentiality from such Third Parties); (j) all audit rights arising under any of the (i)Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except for any Imbalances; (k) marketing materials prepared or received by SM Energy or its Affiliates with respect to (i) lists of prospective purchasers for the Assets or the Interests, (ii) bids submitted by other prospective purchasers of the Assets or the Interests, (iii) analyses by SM Energy or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among SM Energy, its representatives and any prospective purchaser other than Buyer, and (v) correspondence between SM Energy or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (l) a copy of all Records; (m) any Assets and any Applicable Contracts and Records that are related to such Assets that are excluded pursuant to the provisions of Section 6.4(c)(ii), or Section 6.4(d); (n) any contracts that constitute master services agreements or similar contracts; and (o) the assets described in Exhibit F.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Existing SM Energy Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of April 12, 2013 (as amended, supplemented, or otherwise modified prior to the date hereof) among SM Energy, as borrower, each of the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent.
“Final Settlement Statement” has the meaning set forth in Section 2.6(b).
“Finance Related Parties” has the meaning set forth in Section 14.17.
“Financing” means one or more transactions entered into by Buyer or its Affiliates with one or more Financing Sources whereby Buyer will obtain debt or equity financing.
“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith.
“FTC” means the Federal Trade Commission.
“Fundamental Representations” means the representations and warranties of SM Energy set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.7, 3.11, 3.18, 3.19 and 3.21, and the representation and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3(a), 4.4, and 4.8.
“GAAP” means the generally accepted accounting principles in the United States of America.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

ANNEX I

“Hard Consent” has the meaning set forth in Section 6.4(d).
“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, or any other substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including NORM, Hydrocarbons and other substances referenced in Section 7.2.
“Hedge Contract” has the meaning set forth in Section 8.6(a).
“Hedging Volumes” has the meaning set forth in Section 8.6(a).
“HSR Act” means the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.
“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Company therein and the shares of production from the relevant Well to which the Company is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.
“Indebtedness” means, without duplication, all indebtedness, Liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including accrued and unpaid interest), or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Individual Environmental Threshold” means $75,000.
“Individual Title Defect Threshold” means $50,000.
“Interests” has the meaning set forth in the recitals to this Agreement.
“Interim Period” means that period of time from and after the Effective Time up to Closing.

ANNEX I

“Invasive Activity” has the meaning set forth in Section 5.1(b).
“Knowledge” means with respect to SM Energy, the actual knowledge (after due inquiry of direct reports) of the following Persons: Mary Ellen Lutey, Senior Vice President and Regional Manager; Kenneth Knott, Senior Vice President – Business Development and Land; Brad Peterson, Asset Manager; and Kelly Donohoue, Senior Landman, and, with respect to Buyer, the actual knowledge (after due inquiry of direct reports) of the following Persons: R. Scott Garrick, Chief Executive Officer and James F. Murchison, Chief Financial Officer, and, with respect to the Company, the actual knowledge (after due inquiry of direct reports) of the following Persons: Mary Ellen Lutey, Senior Vice President and Regional Manager; Kenneth Knott, Senior Vice President – Business Development and Land; Brad Peterson, Asset Manager; and Kelly Donohoue, Senior Landman.
“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.
“Leases” means, except for the Excluded Assets, SM Energy’s or the Company’s right, title and interest in and to the oil and gas leases, oil, gas, and mineral leases and mineral interests (and all leasehold estates created thereby), described in Exhibit A, in each case, subject to any depth limitations applicable thereto, if any.
“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any attorneys’ fees and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.
“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry in any or all of the states where the Assets are located; (d) acts of God, including hurricanes and storms; (e) orders, actions or failures to act of Governmental Authorities, except to the extent arising out of SM Energy’s or the Company’s action or inaction; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement pursuant to Section 12.1, without cost to Buyer; (h) changes in GAAP; and (i) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in ARTICLE VIII; provided, that in each case, the changes and effects described in clauses (a), (b) and (c) of this definition do not disproportionately affect the Assets, taken as a whole.

ANNEX I

“Material Contracts” has the meaning set forth in Section 3.12(a).
“Membership Interests” means, with respect to a Person, the member interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.
“Month” means any of the months of the Gregorian calendar.
“Mutual Release” means a document in substantially the form attached hereto as Exhibit H.
“Net Revenue Interest” means, with respect to any Well or Well Location (but limited to the applicable Target Interval set forth in Exhibit B for such Well or Well Location and any currently producing formation (for such Well)), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (but limited to the applicable Target Interval set forth in Exhibit B for such Well or Well Location and any currently producing formation (for such Well)), after giving effect to all Burdens thereon.
“NORM” means naturally occurring radioactive material.
“Oil and Gas Properties” means the Leases, Wells, Units, Seismic and all infrastructure relating to the Leases, Wells and Units, including the Springfield Gathering System.
“Operating Expenses” means all operating expenses attributable to the Assets (including Asset Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the Applicable Operating Agreement, and overhead costs charged to the Assets as reflected in SM Energy’s financial statements, but excluding Liabilities attributable to (a) personal injury or death, property damage or violation of any Law, (b) obligations to plug wells and dismantle or decommission facilities, (c) curing any Title Defect or obligations to remediate any Environmental Condition under applicable Environmental Laws, (d) obligations with respect to Imbalances, or (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.
“Operator” means the Person serving as operator under any Applicable Operating Agreement.
“Outside Termination Date” has the meaning set forth in Section 12.1(a).
“Outstanding Contribution Consents” means those Consents listed under the heading “Outstanding Hard Consents” on Schedule 6.4.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Party Affiliate” has the meaning set forth in Section 14.16.

ANNEX I

“Permits” means any permits, licenses, authorizations, registrations, consents, approvals, allowances or orders granted or issued by any Governmental Authority, in each case as necessary for the conduct of the Company with respect to its business, including with respect to the Assets.
“Permitted Encumbrances” means:
(a)    lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of the Company in any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, or (ii) obligate the Company to bear a Working Interest for such Well or Well Location in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit B, in the same proportion as any increase in such Working Interest);
(b)    Preferential Rights or similar agreements with respect to which (i) waivers are obtained from the appropriate parties for the transaction contemplated hereby, or (ii) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for making an election has expired without an exercise of such rights;
(c)    required Third Party consents to assignments or similar agreements with respect to which (A) consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the applicable period (as specified in the contract, agreement or other instrument granting or reserving such rights) for giving notice of objection or withholding of consent has expired without an exercise of such rights or the period within which the failure to respond to such notice is considered under the relevant contract, agreement or other instrument as deemed consent has expired without the Company’s receipt of a notice of objection or withholding of consent;
(d)    liens for Taxes or assessments not yet due or delinquent;
(e)    Customary Post-Closing Consents;
(f)    other than such rights that have already been triggered, conventional rights of reassignment;
(g)    such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Claim Date (other than claims which may be made pursuant to the special warranty of title set forth in the Assignment or the Contribution Documents);
(h)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner (excluding eminent domain or

ANNEX I

condemnation); (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(i)    rights of a common owner of any interest in rights-of-way or easements currently held by the Company and such common owner as tenants in common or through common ownership (provided that such rights do not prevent or substantially impair the present operation, value or present use of the Assets subject thereto for the purpose of oil and gas development and operations);
(j)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, (in each case) that do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of the Company in any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B, for such Well or Well Location, or (iii) obligate the Company to bear a Working Interest for such Well or Well Location in any amount greater than the Working Interest set forth in Exhibit B, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit B, in the same proportion as any increase in such Working Interest);
(k)    zoning and planning ordinances and municipal regulations;
(l)    vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like Encumbrances arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;
(m)    Encumbrances created under Leases or Applicable Operating Agreements or by operation of Law in respect of obligations that are not yet due;
(n)    any Encumbrance affecting the Assets which is discharged by SM Energy at or prior to Closing;
(o)    any contracts (other than the Leases or other title instruments), restrictions or exclusions set forth in Exhibit A or Exhibit B, as applicable, and all litigation referenced in Schedule 3.12(a); and
(p)    the Leases and all other Encumbrances, contracts (including the Applicable Contracts), agreements, instruments, obligations, defects and irregularities affecting the Assets that

ANNEX I

(in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of the Company in any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, or (iii) obligate the Company to bear a Working Interest for such Well or Well Location in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit B, in the same proportion as any increase in such Working Interest).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” means equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property, including saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks).
“Preferential Right” means all preferential rights to purchase relating to the Assets (or an item that would otherwise constitute an Asset but for the fact it was not included in the Contribution because of a Consent or Preferential Right) or the Interests that would be applicable in connection with (i) the consummation by Buyer of the transactions contemplated by this Agreement, or (ii) the Contribution.
“Preliminary Settlement Statement” has the meaning set forth in Section 2.6(a).
“Purchase Price” has the meaning set forth in Section 2.2, as such amount may be adjusted from time to time pursuant to Section 2.4 and Section 2.6.
“Records” means the Company’s and SM Energy’s books, records and files, including any and all title, Tax, financial, technical, engineering, environmental and safety records and information, to the extent relating to the Assets, including all the files, records and data relating to the foregoing items, which records shall include, without limitation: lease records, well records, division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), engineering records, geological and all technical evaluations, interpretative data and technical data and information relating to the Assets, correspondence, electronic data files (if any), maps, production records, electric logs, core data, pressure data, decline curves and graphical production curves, reserve reports, appraisals and accounting and Asset Tax records.
“Recourse Parties” has the meaning set forth in Section 14.16.
“Related Person” has the meaning given in Section 3.33.

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“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any investigation, monitoring, remedial, removal, response, construction, closure, disposal or other corrective actions or cures required under Environmental Laws or by a Governmental Authority to cure, correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to the interest of SM Energy, the Company or its or their Affiliates) of the most cost effective Remediation of such Environmental Condition that is reasonably available.
“Required Consents” means those consents identified on Schedule 9.1(f).
“Requisite Financial Statement Information” has the meaning set forth in Section 8.4(a).
“Schedules” mean the schedules attached hereto.
“Securities Act” has the meaning set forth in Section 4.9.
“Seismic” means that geological and geophysical data (including seismic data) included in the Assets, set forth on Exhibit E.
“Seismic License” means the Seismic License from Buyer, as Licensor, to SM Energy, as Licensee, covering all geological and geophysical data (including seismic data) included in the Assets, substantially in the form attached hereto as Exhibit G.
“Seller Audit Firm” has the meaning set forth in Section 8.4(b).
“Seller Group” has the meaning set forth in Section 8.4(a).
“SM Energy” has the meaning set forth in the preamble to this Agreement.
“SM Indemnified Parties” has the meaning set forth in Section 13.3.
“Specified Required Consent” means those Consents identified as “Specified Required Consents” on Schedule 9.1(f)I.
“Sponsor” means Kohlberg Kravis Roberts & Co. L.P.
“Springfield Assets” means the Springfield Gathering System and the other assets owned, held, used or held for use by SM Energy (or the Company following the Contribution) in connection with the Springfield Gathering System.
“Springfield Gas Gathering System” means the gas gathering system (including all appurtenances thereto) which is more specifically described on Exhibit I.
“Springfield Gathering System” means, collectively, the Springfield Gas Gathering System and the Springfield Oil Gathering System.

ANNEX I

“Springfield Oil Gathering System” means the oil gathering system (including all appurtenances thereto) which is more specifically described on Exhibit I.
“Springfield Surface Contracts” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with the Springfield Assets.
“Springfield System Ownership Interests” means the twelve point five percent (12.5%) System Ownership Interest (as defined in the COO Agreement) owned by SM Energy (or the Company following the Contribution).
“Subject Transfer Taxes” has the meaning set forth in Section 10.2.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.
“Suspense Funds” means all amounts held by SM Energy or the Company in suspense that are attributable to the Assets.
“Target Intervals” means the intervals set forth in Exhibit D, as applicable.
“Tax Return” means any return (including any information return), report, statement, schedule, declaration, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to or in connection with any Tax.
“Taxes” means any and all federal, state, local, foreign and other taxes, unclaimed property or escheat obligations, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profit or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Third Party Operator” has the meaning set forth in Section 5.1(a).
“Title Arbitrator” has the meaning set forth in Section 6.2(i).

ANNEX I

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest being assigned to Buyer in any Well or Well Location above that shown for such Well or Well Location in Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit B.
“Title Benefit Amount” has the meaning set forth in Section 6.2(d).
“Title Benefit Notice” has the meaning set forth in Section 6.2(b).
“Title Benefit Property” has the meaning set forth in Section 6.2(b).
“Title Defect” means any Encumbrance, defect or other matter that causes the Company not to have Defensible Title in and to any Asset; provided that the following shall not be considered Title Defects:
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;
(b)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(c)    liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease (solely to the extent SM Energy’s interest derives from the leasehold estate thereunder) covering the lessor’s surface and mineral interests in the land covered thereby that are either (i) subordinated to the Lease or (ii) that are not subordinated to such Lease, but only insofar as the same (x) are liquidated in amount and are not in default or subject to foreclosure, (y) do not reduce SM Energy’s Net Revenue Interest in such Lease, and (z) do not increase SM Energy’s Working Interest in such Lease;
(d)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that causes Buyer to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; and
(e)    defects that have been cured by applicable Laws of limitations or prescription.
“Title Defect Amount” has the meaning set forth in Section 6.2(f).
“Title Defect Notice” has the meaning set forth in Section 6.2(a).
“Title Defect Property” has the meaning set forth in Section 6.2(a).
“Title Disputed Matters” has the meaning set forth in Section 6.2(i).

ANNEX I

“Transaction Documents” means this Agreement and any instrument, certificate or document delivered in connection with this Agreement or the transactions contemplated hereunder together with the Contribution Documents and any instrument, certificate or document delivered in connection with this Agreement or the transactions contemplated thereunder.
“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit J.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” means SM Energy’s or the Company’s right, title and interest in and to any units or pooling arrangements wherein any Lease is pooled or unitized.
“Wells” means, except for the Excluded Assets, SM Energy’s or the Company’s right, title and interest in and to any oil and gas well, fresh water well, injection well, salt water disposal well and each other well of every nature and kind located on the Leases or Units, including those described in Exhibit B.
“Well Location” means each well location and the assumed spacing unit or governmental spacing unit associated with such well location, as set forth in Exhibit B. The assumed spacing unit is calculated as follows: (i) the completed lateral length specified on Exhibit B for such location multiplied by (ii) (x) 1,000 for Well Locations in the upper Eagle Ford or (y) 500 for all other Target Intervals divided by (iii) 43,560.
“Working Interest” means, with respect to any Well or Well Location (but limited to the applicable Target Interval set forth in Exhibit B for such Well or Well Location and any currently producing formation (for such Well)), the interest in and to such Target Interval for such Well or Well Location or producing formation (for such Well) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Target Interval for such Well or Well Location or producing formation (for such Well), but without regard to the effect of any Burdens.

ANNEX I